     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 14, 1997.
                                                    REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                               ORTHALLIANCE, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          8741                         95-4632134
 (State or other jurisdiction    (Primary Standard Industrial          (I.R.S. employer
     of incorporation or         Classification Code Number)         identification no.)
        organization)

        23848 HAWTHORNE BOULEVARD, SUITE 200, TORRANCE, CALIFORNIA 90505
                                 (310) 791-5656
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                                  SAM WESTOVER
                            CHIEF EXECUTIVE OFFICER
                               ORTHALLIANCE, INC.
                      23848 HAWTHORNE BOULEVARD, SUITE 200
                           TORRANCE, CALIFORNIA 90505
                                 (310) 791-5656
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                        COPIES OF ALL CORRESPONDENCE TO:

            PAUL A. QUIROS, ESQ.                         F. MITCHELL WALKER, ESQ.
 NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.               BASS, BERRY & SIMS PLC
        FIRST UNION PLAZA, SUITE 1400                   2700 FIRST AMERICAN CENTER
         999 PEACHTREE STREET, N.E.                     NASHVILLE, TENNESSEE 37238
           ATLANTA, GEORGIA 30309                             (615) 742-6200
               (404) 817-6000                              (615) 742-6293 (FAX)
            (404) 817-6050 (FAX)

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

==============================================================================================================
                                                                    PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF SECURITIES          AMOUNT TO BE       AGGREGATE OFFERING         AMOUNT OF
              TO BE REGISTERED                  REGISTERED(1)           PRICE(2)           REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------
Common stock, $.001 par value...............                          $31,800,000               $9,637
==============================================================================================================

(1) Pursuant to Rule 457(o), the aggregate number of shares need not be included.
(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o).
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY 14, 1997

PROSPECTUS

                                            SHARES

                               LOGO ORTHALLIANCE

                                  COMMON STOCK
                             ---------------------

     The           shares of Common Stock offered hereby are being sold by
OrthAlliance, Inc. (the "Company" or "OrthAlliance"). Prior to this offering (the "Offering"), there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between
$          and $          per share. See "Underwriting" for information relating
to the factors to be considered in determining the initial public offering price. The Company will make application for the Common Stock to be listed on The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "ORAL."
                             ---------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=============================================================================================================
                                           PRICE TO               UNDERWRITING             PROCEEDS TO
                                            PUBLIC                DISCOUNT(1)               COMPANY(2)
-------------------------------------------------------------------------------------------------------------
Per Share.........................            $                        $                        $
-------------------------------------------------------------------------------------------------------------
Total(3)..........................            $                        $                        $
=============================================================================================================

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting estimated expenses of $          payable by the Company.
(3) The Company has granted the Underwriters an over-allotment option, exercisable for 30 days from the date of this Prospectus, to purchase up to additional shares of Common Stock on the same terms and conditions as set forth above. If all such shares are purchased by the Underwriters,
    the total Price to Public will be $          , the total Underwriting
    Discount will be $          and the total Proceeds to Company will be
    $          . See "Underwriting."
                             ---------------------

     The shares of Common Stock are offered subject to receipt and acceptance by the several Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that certificates for the shares of Common Stock
will be available for delivery on or about             , 1997.
                             ---------------------

                               J.C.Bradford & Co.

                                           , 1997

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZATION AND SHORT-COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES SEE "UNDERWRITING."
                             ---------------------

                               PROSPECTUS SUMMARY

     Simultaneously with and as a condition to the closing of this Offering, OrthAlliance will acquire certain operating assets of 59 separate orthodontic practices (collectively, the "Founding Practices") in exchange for cash and shares of Common Stock and enter into long-term management or consulting services agreements with the Founding Practices (the "Combination Transactions"). The number of shares of Common Stock issued in connection with the Combination Transactions will depend on the initial public offering price of the Common Stock.

     As a result of the merger of Premier Orthodontic Group, Inc. ("Premier") and US Orthodontic Care, Inc. ("USOC") with and into OrthAlliance, effective prior to the closing of the Offering (the "Merger"), OrthAlliance succeeds to the rights of Premier and USOC under agreements with the Founding Practices. See "The Company." The term "Allied Practice" includes each of the Founding Practices and any orthodontic practice with which the Company enters into long-term management or consulting services agreements in the future. Unless otherwise indicated by the context, references herein to practice management services, agreements or rights include consulting and other similar arrangements which the Company will enter into with certain Allied Practices to comply with applicable regulations regarding practice management in certain states. As used herein, the term "Allied Orthodontists" refers to orthodontists working for an Allied Practice.

                                  THE COMPANY

     OrthAlliance was recently organized to create a leading provider of practice management services to orthodontic practices in the United States. The Company will manage the business aspects of the Allied Practices (subject to applicable state laws), thereby allowing Allied Orthodontists to focus on delivering cost-effective, high quality patient care, and provide capital for the development and growth of such practices. The Company will affiliate with Allied Practices pursuant to long-term service agreements and will generate revenues by providing management, marketing and development services to Allied Practices. The Company intends to aggressively expand its network of Allied Practices by acquiring certain operating assets of and entering into long-term management services agreements with additional practices throughout the United States (herein sometimes referred to as the "affiliation" with other practices.)

     The Company has entered into definitive agreements, to be consummated simultaneously with the closing of this Offering, to acquire certain operating assets of and enter into long-term management services agreements with 59 Founding Practices, which include 87 orthodontists operating 156 offices located in 17 states. Management believes that the Company has distinguished itself from its competitors by affiliating with the Founding Practices, which management believes are leading practices in their markets. The Founding Practices were selected based on a variety of factors, including their size, profitability, historical growth and reputation for high quality care, both among local consumers of orthodontic services and within the orthodontic services industry. For the year ended December 31, 1996, the Founding Practices had average revenues of approximately $1,035,000, compared to average practice revenues for the orthodontic industry as a whole, estimated by the Company to be approximately $545,000.

     The United States orthodontic industry is highly fragmented, with over 90% of the approximately 9,000 practicing orthodontists in the United States operating as sole practitioners. The industry currently generates approximately $3.5 billion in annual gross revenues, which have grown at an average rate of 7.5% per year in recent years. Management believes that less than 2% of the orthodontists currently practicing in the United States are affiliated with publicly held practice management companies.

     Management believes that the Company's operating strategy will enable Allied Practices to compete more effectively and realize greater profitability than traditional orthodontic practices, thereby providing an inducement for orthodontists to affiliate with the Company. Key elements of the Company's operating strategy include:

        - Emphasizing quality patient care by (i) relieving the Allied Orthodontists from various time-consuming administrative responsibilities, (ii) affiliating with high quality practices conducted by orthodontists who have completed accredited graduate orthodontic training programs, and (iii) recommending practice standards, procedures and protocols under the direction of the Company's Board of Advisors, composed of the Allied Orthodontists in the Founding Practices;

        - Capitalizing on the best demonstrated practices of Allied Orthodontists through identification and promotion of successful practice-level strategies including, but not limited to, treatment, delivery of care, marketing, financing and cost control strategies;

        - Achieving operating efficiencies and economies of scale through (i) the implementation of national purchasing discounts for professional and clerical supplies and equipment, (ii) the reduction of certain expenses common to all Allied Practices, including, but not limited to, insurance and employee benefits, and (iii) work flow and patient flow enhancements and programs; and

        - Increasing market penetration and expansion through (i) local marketing programs, supported by demographic and economic analysis, and (ii) patient payment plans designed to enhance the affordability of orthodontic services.

     In addition to integrating the non-orthodontic operations of the Founding Practices, the Company intends to implement an aggressive growth strategy focused on (i) affiliating with additional orthodontic practices that fit the OrthAlliance model of high quality and strong financial performance; (ii) expanding Allied Practices by providing capital, support and consultation for satellite office expansion; (iii) assisting the Allied Practices with their internal growth by increasing gross revenues through increased patient volume; and (iv) expanding profit margins through operational efficiencies.

                                  THE OFFERING

Common Stock offered by the Company...                      shares

Common Stock to be outstanding after
the Offering..........................                      shares(1)

Use of Proceeds.......................     To fund the cash portion of the
                                           purchase price for selected assets of
                                           the Founding Practices; to repay
                                           certain indebtedness; and for general
                                           corporate purposes, which are
                                           expected to include future
                                           acquisitions and the development of
                                           satellite offices. See "Use of
                                           Proceeds."

Nasdaq Symbol.........................     ORAL
---------------

(1) Includes (i)     shares of Common Stock issued by OrthAlliance in connection
    with the Merger, and (ii)     shares of Common Stock to be issued in
    connection with the Combination Transactions, but excludes     shares of
    Common Stock issuable pursuant to the grant of options for the purchase of Common Stock under the Company's stock option plans or upon the exercise of outstanding warrants to purchase shares of Common Stock. See
    "Management -- Stock Plans," "Certain Transactions" and "Description of Capital Stock -- Warrants."

     The preceding summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes (i) the Underwriters' over-allotment option is not
exercised and (ii) an initial public offering price of $          per share (the
mid-point of the estimated initial public offering price range). This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

     Certain industry information used in this Prospectus is derived from the 1995 Journal of Clinical Orthodontists Orthodontic Practice Study ("1995 JCO Study") and relates to 1994 unless otherwise indicated. Comparable information for 1995 and 1996 is not expected to be available until the release of the 1997 JCO Study in late 1997 or early 1998. The information compiled in the 1995 JCO Study relates to orthodontists who have completed accredited graduate orthodontic training programs and does not include general dentists who also perform certain orthodontic services.

                             SUMMARY FINANCIAL DATA
                 (IN THOUSANDS, EXCEPT SHARE & PER SHARE DATA)

     The summary pro forma combined financial information is based upon the historical combined financial statements of the Founding Practices and the historical financial statements of the Company and gives effect to the following as of January 1, 1996 (with respect to the statement of operations data), and as of December 31, 1996 (with respect to the balance sheet data): (i) the Merger;
(ii) the Combination Transactions; and (iii) a provision for federal and state income taxes as if the Company had been a C corporation during the period presented. This information is derived from the unaudited pro forma combined financial statements of the Company and the related notes thereto included elsewhere in this Prospectus. The unaudited pro forma financial information does not purport to represent the financial position or the operating results that would have been achieved had the Combination Transactions occurred on the dates indicated or project the financial position or results of operations for any future date or period.

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1996
                                                              -------------
                                                              PRO FORMA(1)
                                                              -------------
PRO FORMA STATEMENT OF OPERATIONS DATA(2):
Net revenue(3)..............................................   $   45,378
Direct expenses:
  Salaries, wages and benefits..............................       17,180
  Orthodontic supplies and lab expense......................        5,251
  Rent......................................................        4,179
  Advertising and marketing.................................        1,407
                                                               ----------
          Total direct expenses.............................       28,017
General and administrative..................................        9,873
Depreciation and amortization...............................          864
                                                               ----------
          Operating income..................................        6,624
Gain on sale of assets......................................          122
                                                               ----------
Income before provision for income taxes....................        6,746
          Provision for income taxes........................        2,563
                                                               ----------
          Net income........................................   $    4,183
                                                               ==========
          Net income per share..............................   $
                                                               ==========
Number of shares used in net income per share
  calculation(2)............................................
                                                               ==========

                                                                  DECEMBER 31, 1996(1)
                                                              -----------------------------
                                                                               PRO FORMA
                                                              PRO FORMA(2)   AS ADJUSTED(4)
                                                              ------------   --------------
BALANCE SHEET DATA:
Working capital.............................................   $    3,855      $
Total assets................................................       14,322
Long-term debt and capital lease obligations, less current
  portion...................................................          183
Stockholders' equity........................................        9,172

---------------
(1) See unaudited pro forma combined financial statements and the notes thereto included elsewhere in this Prospectus for a discussion of the assumptions made and adjustments applied in preparation of this information.
(2) There is no historical presentation for OrthAlliance as it incurred no expense and generated no revenues during 1996.
(3) Represents pro forma revenue calculated by applying the terms of the management services and consulting agreements to the historical operating results of the individual Founding Practices. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "Business -- Agreements with Allied Practices and Allied Orthodontists."
(4) As adjusted gives effect to the sale of           shares of Common Stock
    offered by the Company at an assumed initial public offering price of $ per share (the midpoint of the range) and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ from those discussed in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus.

     Absence of Combined Operating History. OrthAlliance was founded in October 1996 and has conducted no operations and generated no revenues to date. As a result of the Merger, OrthAlliance succeeds to the rights of Premier and USOC under agreements to acquire certain operating assets of and to enter into long-term management services agreements with the Founding Practices through the Combination Transactions. The Combination Transactions involve the assumption of certain legal liabilities, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. The Founding Practices have been operating as separate, independent entities and there can be no assurance that management will be able to operate the Company successfully, manage the Founding Practices' operations, achieve any cost savings as a result of the Combination Transactions or institute the necessary systems and procedures to manage the Company on a profitable basis. The combined historical financial results of the Founding Practices cover periods when the Founding Practices were not under common control or management and, therefore, may not be indicative of the Company's future financial or operating results. The Company may experience delays, complications and expenses in implementing, integrating and operating such systems, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. The management group has been assembled recently and there can be no assurance that such persons will be able to effectively oversee the implementation of the Company's operating, growth, acquisition or business strategies. The inability of the Company to successfully integrate or operate the business of the Founding Practices could have a material adverse effect on the Company's business, financial condition and results of operations and would make it unlikely that the Company's acquisition program will be successful. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management" and "Certain Transactions."

     Dependence on Allied Orthodontists. The Company receives fees for services provided to Allied Practices under management services agreements, but does not employ orthodontists or control or own the practices of its Allied Orthodontists. The Company's revenue is dependent on revenue generated by the Allied Practices, which in turn is largely dependent on the efforts of the Allied Orthodontists and, therefore, the performance of Allied Orthodontists is essential to the Company's success. The long-term agreements with Allied Practices have 20 year terms, subject to prior termination by either party for, among other things, a material default by the other party. Any material loss of revenue by the Company's Allied Orthodontists or termination of such long-term agreements could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Agreements with Allied Practices and Allied Orthodontists."

     Risks Related to Additional Affiliations and Growth Strategy. One of the Company's primary business strategies is to increase its revenues and expand the markets it serves through the affiliation with existing orthodontic practices by acquiring certain operating assets of and entering into long-term management services agreements in addition to those of the Founding Practices. Competition for such affiliations has increased significantly in recent years and, as a result, there may be fewer candidates available to the Company and the terms of such agreements (if any) may be less favorable to the Company. There can be no assurance that the Company will be able to identify and contract with additional practices. Further, such arrangements involve a number of risks, including possible adverse effects on the Company's operating results, diversion of management's attention, dependence on retention, hiring and training of key personnel, and risks associated with unanticipated problems or legal liabilities, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that the Founding Practices or other Allied Practices will achieve anticipated revenues and earnings. To the extent that the Company is unable to enter into affiliations with other orthodontic practices, its ability to expand its operations and increase its revenues to the degree desired would be reduced significantly and would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Operating Strategy" and " -- Growth Strategy."

     Risks Related to Affiliation Financing. The Company intends to finance future affiliations by paying cash and issuing shares of Common Stock as the consideration. In the event the Common Stock does not maintain a sufficient market value, or potential acquisition candidates are unwilling to accept Common Stock as partial consideration for their practices, the Company may be required to use its cash resources, if available, to initiate and maintain its acquisition program. If the Company lacks sufficient cash resources to pursue acquisitions, its growth could be limited unless it is able to obtain additional capital through debt or equity financing. There can be no assurance that the Company will be able to obtain such financing if and when it is needed or that, if available, such financing can be obtained on favorable terms. The inability to obtain such financing could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, using shares of Common Stock as consideration for (or in order to provide financing for) future acquisitions could result in significant dilution to stockholders at the time of such share issuances. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Growth Strategy."

     Ability to Continue Internal Growth. Certain of the Founding Practices have experienced significant growth in the past, principally through growth of existing orthodontic offices and the opening of new orthodontic offices. There can be no assurance that the Company will be able to expand its market presence in its current locations or successfully enter other markets by providing financial resources required for opening new orthodontic offices without substantial costs, delays or other operational or financial problems. The ability of the Company to continue its growth will depend on a number of factors, including the availability of working capital to support such growth, existing and emerging competition and the Company's ability to maintain profitability while facing pricing pressures and rising overhead costs. The Company must also manage costs in a changing regulatory environment, adapt its infrastructure and systems to accommodate growth, and recruit and train additional qualified personnel. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Operating Strategy" and "Business -- Growth Strategy."

     Government Regulation. The orthodontic industry and orthodontic practices are regulated extensively at the state and federal levels. The Company will not control the practice of orthodontics by its Allied Orthodontists in compliance with certain regulatory requirements directly applicable to the orthodontists and their practices. The laws of many states prohibit non-orthodontic entities (such as the Company) from practicing orthodontics, owning all or certain assets of an orthodontic practice, employing orthodontists or controlling the content of an orthodontist's advertising. The laws of many states also prohibit orthodontists from paying any portion of fees received for orthodontic services in consideration for the referral of a patient. In addition, many states impose limits on the tasks that may be delegated by an orthodontist to other staff members. There can be no assurance that any review of the Company's business relationships by courts or other regulatory authorities will not result in determinations that could adversely affect the operations of the Company or that the regulatory environment will not change to restrict the Company's existing or future operations. These laws and their interpretation vary from state to state and are enforced by regulatory authorities with broad discretion. There can be no assurance that the legality of the Company's long-term service and consulting and business services agreements will not be successfully challenged or that enforceability of the provisions thereof will not be limited. See "Business -- Agreements with Orthodontists." The laws and regulations of certain states in which the Company may seek to expand may require the Company to change the form of relationships entered into with orthodontists in a manner which may restrict the Company's operations in those states or may prevent the Company from acquiring the assets of or managing or providing consulting services to orthodontic practices in those states. There can be no assurance that the laws and regulations of states in which the Founding Practices presently maintain operations will not change or be interpreted in the future to either restrict or adversely affect the Company's relationships with orthodontists in those states. See "Business -- Government Regulation."

     Health Care Reform. The United States Congress has considered various types of health care reform, including comprehensive revisions to the current health care system. It is uncertain what legislative proposals will be adopted in the future or what actions federal or state legislatures or third-party payors may take in anticipation of or in response to any health care reform proposals or legislation. Health care reform legislation adopted by Congress could have a material adverse effect on the operations of the Company, and changes in the health care industry, such as the growth of managed care organizations and provider networks, may result in lower payment levels for the services of the Allied Orthodontists.

     Dependence on Enforceability of Operative Agreements. To effect the consummation of the Combination Transactions, the Company required orthodontic practice entities and certain of their orthodontists to execute three agreements (collectively, the "Operative Agreements"): (i) a purchase and sale agreement by and between the orthodontic practice entity and OrthAlliance; (ii) a management services or consulting and business services agreement by and between the orthodontic practice entity and OrthAlliance; and (iii) employment agreements by and between the orthodontic practice entity and certain of its orthodontists. The consummation of the Combination Transactions and the subsequent viability of the Company is dependent on the initial and continuing enforceability of the Operative Agreements. While OrthAlliance has attempted to structure the Operative Agreements in accordance with applicable law, there can be no assurance that the enforceability of certain non-compete and other provisions will not be successfully challenged. Further, because each of the employment agreements is between the Allied Orthodontist and the Allied Practice, there can be no assurance that the parties thereto will not terminate or amend the terms and conditions of such employment agreements. See "Business -- Agreements with Allied Practices and Allied Orthodontists."

     Dependence on Key Personnel. The success of the Company is dependent upon the continued services of the Company's senior management, including Mr. Sam Westover, Chief Executive Officer, Mr. Robert S. Chilton, Chief Financial Officer and Mr. P. Craig Hethcox, Chief Operating Officer. The loss of the services of Messrs. Westover, Chilton or Hethcox or other Company senior management could have a material adverse affect on the Company's business, financial condition and results of operations. See "Management."

     Competition. The business of providing orthodontic services is highly competitive in each market in which the Company operates. Each of the Company's Allied Orthodontists faces competition from other orthodontists or general dentists in the communities served, some of whom have more established practices in the market. The Company is aware of several other companies currently developing, consolidating and managing orthodontic practices throughout much of the United States, and the Company may encounter substantial competition from those entities, as well as new market entrants. Other competitors involved in managing multiple practices may have greater marketing, financial and other resources and more established operations than the Company. The Company expects that the level of competition with regional or national management concerns will remain high in the future, which could limit the Company's ability to maintain or increase its market share or maintain or increase gross margins, either of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition."

     Risk of Providing Orthodontic Services. Each of the Allied Orthodontists of the Allied Practices provides orthodontic services to the public and may be exposed to the risk of professional liability and other claims. Several Allied Orthodontists treat patients complaining of or diagnosed with temporomandibular joint syndrome ("TMJ"). TMJ consists of a poorly understood set of disorders largely of unknown origins which cause jaw and facial pain, headaches, earaches, clicking sounds and restricted jaw movement. Future litigation concerning the failure to properly diagnose or treat TMJ could materially adversely affect the Company. Failure to recognize periodontal disease may also serve as the basis for lawsuits against the Company and/or its Allied Orthodontists. Claims relating to orthodontic treatment, TMJ-related claims and claims for failure to diagnose periodontal disease, if successful, could result in substantial damage awards to the claimants which may exceed the limits of any applicable insurance coverage. Further, there can be no assurance that claims not covered by the Company's insurance (e.g., claims for punitive damages) will not arise. The Company will not control the practice of orthodontics by its Allied Orthodontists or the compliance with regulatory and other requirements directly applicable to the Allied Orthodontists and the Allied Practices. Although the Company intends to acquire liability insurance for itself (with limits and retention amounts to be negotiated), and to be named as an additional insured party on the liability insurance policies of the Allied Orthodontists (where permitted by applicable state law), successful malpractice claims against the Company or the Allied Orthodontists could have a material adverse effect on the Company's business, financial condition and results of operations. Claims against the Company, the Allied Practices and/or the Allied Orthodontists, regardless of their merit or eventual outcome, may also have a material adverse effect on the Company's ability to attract patients or expand its business. Further, because insurance policies must be renewed annually, there can be no assurance that the Company, the Allied Practices and/or the Allied Orthodontists, will be able to obtain liability insurance coverage in the future on acceptable terms, if at all.

     Substantial Proceeds of Offering Payable to Affiliates. Approximately $13.7 million of the net proceeds of this Offering will be used to pay the cash portion of the purchase price of the purchase and sale agreements in the Combination Transactions. See "The Company." In addition, approximately $2.4 million of the net proceeds from the Offering will be used to repay indebtedness assumed by the Company in connection with the Combination Transactions. See "Use of Proceeds" and "Certain Transactions."

     Control by Existing Management and Stockholders. Following the completion of the Combination Transactions and the Offering, OrthAlliance's management estimates that the Allied Orthodontists, the officers and directors of the Company and entities affiliated with such persons, will beneficially own
approximately      % of the then outstanding shares of Common Stock and are
likely to exercise substantial control over the Company's affairs. These stockholders acting together will be able to elect the Board of Directors of the Company and approve or disapprove any matter submitted to a vote of stockholders, including amendments to the Company's Certificate of Incorporation (the "Certificate"), mergers, share exchanges, the sale of all or substantially all of the Company's assets, going private transactions or other fundamental corporate transactions. See "Principal Stockholders" and "Description of Capital Stock."

     Shares Eligible for Future Sale. All of the shares of Common Stock being sold in this Offering will be freely tradeable unless acquired by affiliates of the Company. The market price of the Common Stock of the Company could be adversely affected by the sale of substantial amounts of Common Stock of the Company in the public market following this Offering. Upon the closing of this Offering, the owners of the Founding Practices will receive, in the aggregate, shares of Common Stock as a portion of the consideration for the affiliation of their orthodontic practices with the Company. The shares received by the owners of the Founding Practices are not being offered by this Prospectus; however, holders of such shares have certain incidental registration rights pursuant to the purchase and sale agreements between OrthAlliance and the Founding Practices, whereby the Company must use its reasonable efforts to register such shares under certain circumstances during the twenty-four months following the closing of the Combination Transactions. See "Description of Capital Stock -- Registration Rights." Certain other stockholders of OrthAlliance will hold, in the aggregate, an additional shares of Common Stock. See "Certain Transactions." None of these shares were acquired in transactions registered under the Securities
Act and, accordingly, such shares may not be sold except in transactions registered under the Securities Act or pursuant to an exemption from registration thereunder.

     The Company, all of the owners of the Founding Practices and the executive officers and directors of the Company will be restricted from offering or selling shares of Common Stock of the Company for a period of 365 days (the "Lock-up Period") after the date hereof without the prior written consent of J.C. Bradford & Co., except that the Company may issue shares of Common Stock in connection with acquisitions or upon the exercise of options granted under the Company's stock option plans. See "Underwriting." After the Lock-up Period, all of such shares may be sold in accordance with Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), subject to the volume, holding period and other limitations of Rule 144.

     The Company intends to register up to 2.5 million shares of Common Stock under the Securities Act shortly after the closing of the Offering for use in connection with future acquisitions. These shares generally will be freely tradable after their issuance by persons not affiliated with the Company unless the Company contractually restricts their sale. The Company anticipates that the agreements entered into in connection with its future acquisitions will restrict the resale of all or a portion of the shares issued in those transactions for varying periods of time.

     No Prior Public Market; Possible Volatility of Stock Price. Prior to this Offering, there has been no public market for the Common Stock. The Company will file an application for the Common Stock to be approved for quotation on the Nasdaq National Market; provided, however, that there can be no assurance that, following the Offering, a regular trading market for the Common Stock will develop or be sustained. The initial public offering price has been determined by negotiation among the Company and the Representative (as defined below) and may bear no relationship to the market price of the Common Stock after this Offering. See "Underwriting." The market price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. Factors such as actual or anticipated operating results, growth rates, changes in estimates by analysts, market conditions in the industry, announcements by competitors, regulatory actions and general economic conditions will vary over time. As a result of the foregoing, the Company's operating results and prospects periodically may be below the expectations of public market analysts and investors. Any such event would likely result in a material adverse effect on the price of the Common Stock.

     Immediate and Substantial Dilution; Absence of Dividends. The purchasers of the shares of Common Stock offered hereby will experience immediate dilution in the net tangible book value of their shares of $
per share, because the initial public offering price is substantially higher than the pro forma net tangible book value per share. Existing stockholders will
receive an increase of $     per share in the pro forma net tangible book value
of their shares. In the event the Company issues additional shares of Common Stock in the future, including shares which may be issued in connection with future affiliations, purchasers of Common Stock in this Offering may experience further dilution in the net tangible book value per share of the Common Stock of the Company. See "Dilution." The Company has never paid any cash dividends and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. See "Dividend Policy."

     Anti-takeover Effect of Certain Provisions. Certain provisions of OrthAlliance's Certificate, Bylaws and the Delaware General Corporation Law ("DGCL") could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving the Company, or could discourage a third party from attempting to acquire control of the Company, even if such events would benefit the interests of the stockholders. In particular, OrthAlliance's Certificate provides for a "staggered" Board of Directors which could have the effect of delaying a change in control of the Company. In addition, the Certificate authorizes the Board of Directors to issue "blank check" preferred stock of the Company, in one or more series which is issuable without stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine, although OrthAlliance has no current plans to issue any such preferred stock. See "Description of Capital Stock -- Certain Provisions of the Certificate, Bylaws and Delaware Law." In addition, certain of the Company's executives and senior management have entered into employment agreements with the Company which contain "change in control" provisions. The "change in control" provisions may hinder, delay, deter or prevent a tender offer, proxy contest or other attempted takeover because the covered employees can terminate their employment (with adequate justification required in certain circumstances), be paid a severance equal to the salary and bonus that they would receive for a period of three (3) years of their respective agreements and thereafter compete with the Company. See "Management -- Employment Agreements." The Service Agreements entered into with the Allied Orthodontists provide that said agreements may be terminated by the Allied Practices pursuant to a change of control, defined therein, unless the Board of Directors of the Company approves such transaction. OrthAlliance is also subject to Section 203 of the DGCL which prohibits a publicly held Delaware corporation from engaging in a "business combination" (as defined in Section 203 of the DGCL) with an "interested stockholder" (defined in Section 201 of the DGCL, generally, as a person owning 15% or more of the Company's outstanding voting stock) for a period of three years after the date of the transaction in which such person became an interested stockholder, unless certain conditions are met.

                                  THE COMPANY

     OrthAlliance was organized to create a leading provider of practice management services to orthodontic practices in the United States. Premier and USOC, predecessors to OrthAlliance, were formed in 1996 independently of each other to acquire certain operating assets of and to enter into long-term management services agreements with orthodontic practices. The management of Premier and USOC determined to combine the two companies to form the Company. Prior to the closing of the Offering, Premier and USOC will be merged with and into OrthAlliance (previously defined as the Merger), and pursuant thereto the Company will succeed to the rights of Premier and USOC under the agreements with the Founding Practices.

     Simultaneous with and as a condition to the closing of the Offering, OrthAlliance will acquire certain operating assets of the 59 separate Founding Practices in exchange for cash and shares of Common Stock and enter into long-term management or consulting services agreements with the Founding Practices (previously defined as the Combination Transactions). The aggregate consideration paid by the Company to the Founding Practices is approximately
$81.1 million, composed of             shares of Common Stock (valued at
$          per share, the midpoint of the estimated initial public offering price range) and, approximately $13.7 million in cash, all of which is payable at the closing of the Combination Transactions. The aggregate consideration to be paid for the Founding Practices will not change; however, the actual number of shares of Common Stock issued to the Founding Practices in the Combination Transactions will depend upon the initial public offering price of the Common Stock. In the event the price to the public is higher than the midpoint of the range, the aggregate number of shares will be reduced accordingly, and in the event the price to the public is lower, the aggregate number of shares will be increased accordingly. Cash proceeds from the Offering will be used to pay the cash portion of the consideration. See "Certain Transactions," "Risk
Factors -- Control by Existing Management and Stockholders" and "-- Substantial Proceeds of Offering Payable to Affiliates," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Shares Eligible for Future Sale" and the unaudited pro forma combined financial statements and the notes thereto included elsewhere in this Prospectus.

     The Company maintains its principal executive office at 23848 Hawthorne Boulevard, Suite 200, Torrance, California 90505, and its telephone number is
(310) 791-5656.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of Common Stock offered
hereby are estimated to be approximately $     million (approximately $
million if the Underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and other estimated offering expenses payable by the Company.

     The Company intends to use the net proceeds from the Offering as follows:
(i) approximately $13.7 million will be used to pay the cash portion of the purchase price under the purchase and sale agreements with the Founding Practices; (ii) approximately $2.4 million will be used to repay certain indebtedness assumed by the Company in the Merger and the Combination Transactions; and (iii) the balance will be used for general corporate purposes including financing the expansion of the Company's business through affiliation with existing orthodontic practices and the development of satellite offices. The Company currently has no definitive agreements to affiliate with additional orthodontic practices following the Offering. The indebtedness to be repaid consists of, among other things, certain debt incurred by Premier to finance organizational costs and working capital (the "Premier Note"). The principal amount of the Premier Note is $1.05 million and it accrues interest at the published prime rate plus one (1%) percent. Following completion of the Offering, the aggregate payoff is anticipated to be approximately $1.1 million. See "Certain Transactions."

     Pending application of the net proceeds as described above, the Company intends to invest the net proceeds in short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

     As a newly formed corporation, the Company has never declared or paid dividends on its Common Stock. Prior to the Combination Transactions, the Founding Practices, some of which are sole proprietorships, C corporations or S corporations, made distributions of earnings to their owners and stockholders, as applicable. The Company expects that future earnings, if any, will be retained for the growth and development of the Company's business and, accordingly, the Company does not anticipate that any dividends will be declared or paid on the Common Stock for the foreseeable future. The declaration, payment and amount of future dividends, if any, will depend upon the future earnings, results of operations, financial position and capital requirements of the Company, among other factors. The Company may borrow funds under credit agreements which may limit the ability of the Company to pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                    DILUTION

     As of December 31, 1996, after giving effect to the Combination Transactions, the pro forma net tangible book value of the Company was $9.2
million, or $          per share. The pro forma net tangible book value per
share is determined by dividing the Company's pro forma net tangible book value (total tangible assets less total liabilities) by the number of shares of Common Stock to be outstanding after the Combination Transactions. After giving effect
to the sale by the Company of the           shares of Common Stock offered
hereby and after deducting underwriting discounts and commissions and estimated offering expenses, the pro forma net tangible book value of the Company as of
December 31, 1996 would have been $          million, or $          per share.
This represents an immediate increase in net tangible book value of $
per share to existing stockholders and an immediate dilution in net tangible
book value of $          per share to new investors purchasing the shares of
Common Stock in this Offering. The following table illustrates this per share dilution:

Assumed initial public offering price.......................              $
  Pro forma net tangible book value before Offering.........  $
  Increase attributable to new investors....................
Pro forma net tangible book value after Offering............
                                                                          --------
Dilution in net tangible book value to new investors........              $
                                                                          ========

     The following table sets forth on a pro forma basis, giving effect to the Combination Transactions as of December 31, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company, and the average price per share paid to the Company by existing stockholders and the new investors purchasing shares of Common Stock in this Offering:

                                                                    TOTAL
                                            SHARES PURCHASED    CONSIDERATION
                                            ----------------   ----------------   AVERAGE PRICE
                                            NUMBER   PERCENT   AMOUNT   PERCENT     PER SHARE
                                            ------   -------   ------   -------   -------------
Existing stockholders(1)..................                %    $             %      $
New investors.............................
                                            ------    ----     ------    ----       --------
          Total(2)........................                %    $             %      $
                                            ======    ====     ======    ====       ========

---------------

(1) Total consideration paid by existing stockholders represents the combined stockholders' equity of OrthAlliance and the Founding Practices before the Offering, adjusted to reflect the payment of $13.7 million in cash as partial consideration for the Combination Transactions.
(2) Does not include           shares of Common Stock issuable upon the exercise
    of options for the purchase of Common Stock granted by the Company pursuant to the Company's stock option plans or the exercise of warrants to purchase Common Stock. See "Management -- Stock Plans" and "Description of Capital Stock -- Warrants."

                                   CAPITALIZATION

     The following table sets forth the current portion of long-term debt and capital lease obligations and the total capitalization of the Company as of December 31, 1996 (i) on a pro forma basis to reflect the Combination Transactions and (ii) on a pro forma as adjusted basis to give effect to the
Combination Transactions, the sale of the           shares of Common Stock
offered hereby (assuming an Offering price of $ per share) and the application of the net proceeds therefrom. The Company had no developmental activities in 1996 so no historical financial statements are presented in the table below. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the OrthAlliance financial statements and notes thereto and the unaudited combined pro forma financial statements and the notes thereto included elsewhere in this Prospectus.

                                                                 AS OF DECEMBER 31, 1996
                                                              -----------------------------
                                                                               PRO FORMA
                                                              PRO FORMA(1)   AS ADJUSTED(2)
                                                              ------------   --------------
                                                                     (IN THOUSANDS)
Current portion of long-term debt and capital lease
  obligations...............................................     $2,233         $
                                                                 ======         ========
Long-term debt and capital lease obligations, less current
  portion...................................................        183
                                                                 ------         --------
Stockholders' equity:
     Preferred Stock $     par value;           shares
      authorized(3); no shares issued and outstanding, pro
      forma or as adjusted..................................         --               --
     Common Stock, $.001 par value           shares
      authorized(3), one share issued and outstanding at
      December 31, 1996;           issued and outstanding
      pro forma;           issued and outstanding pro forma
      as adjusted(4)........................................         --               --
     Additional paid-in capital.............................     12,559
     Accumulated deficit....................................     (3,387)
                                                                 ------         --------
          Total Stockholders' equity........................      9,172
                                                                 ------         --------
               Total capitalization.........................     $9,355         $
                                                                 ======         ========

---------------
(1) See unaudited pro forma combined financial statements included elsewhere in this Prospectus for a discussion of the assumptions made and adjustments applied in preparation of this information.
(2) Gives effect to the sale of      shares of Common Stock offered by the
    Company at an assumed initial public offering price of $       per share and
    the application of the estimated net proceeds therefrom. See "Use of Proceeds."
(3) Reflects an amendment to the Company's Certificate of Incorporation filed subsequent to December 31, 1996 to increase the authorized capital stock.
(4) Does not include           shares of Common Stock issuable upon the exercise
    of options for the purchase of Common Stock the Company has granted under the Company's stock option plans or the exercise of warrants to purchase Common Stock. See "Management -- Stock Plans" and "Description of Capital Stock -- Warrants."

                            SELECTED FINANCIAL DATA
                 (IN THOUSANDS, EXCEPT SHARE & PER SHARE DATA)

     The selected pro forma combined financial information is based upon the historical combined financial statements of the Founding Practices and the historical financial statements of the Company and gives effect to the following as of January 1, 1996 (with respect to the statement of operations data), and as of December 31, 1996 (with respect to the balance sheet data): (i) the Merger;
(ii) the Combination Transactions, and (iii) a provision for federal and state income taxes as if the Company had been a C corporation during the period presented. This information is derived from the unaudited pro forma combined financial statements of the Company and the related notes thereto included elsewhere in this Prospectus. The unaudited pro forma financial information does not purport to represent the financial position or the operating results that would have been achieved had the Combination Transactions occurred on the dates indicated or project the financial position or results of operations for any future date or period.

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1996
                                                              -------------
                                                              PRO FORMA(1)
                                                              -------------
PRO FORMA STATEMENT OF OPERATIONS DATA(2):
Net revenue(3)..............................................     $45,378
Direct expenses:
  Salaries, wages and benefits..............................      17,180
  Orthodontic supplies and lab expense......................       5,251
  Rent......................................................       4,179
  Advertising and marketing.................................       1,407
                                                                 -------
          Total direct expenses.............................      28,017
General and administrative..................................       9,873
Depreciation and amortization...............................         864
                                                                 -------
          Operating income..................................       6,624
          Gain on sale of assets............................         122
                                                                 -------
          Income before provision for income taxes..........       6,746
          Provision for income taxes........................       2,563
                                                                 -------
          Net income........................................     $ 4,183
                                                                 =======
          Net income per share..............................     $
                                                                 =======
          Number of shares used in net income per share
          calculation(2)....................................
                                                                 =======

                                                                  DECEMBER 31, 1996(1)
                                                              -----------------------------
                                                                               PRO FORMA
                                                              PRO FORMA(2)   AS ADJUSTED(4)
                                                              ------------   --------------
BALANCE SHEET DATA:
Working capital.............................................    $ 3,855        $
Total assets................................................     14,322
Long-term debt and capital lease obligations, less current
  portion...................................................        183
Stockholders' equity........................................      9,172

---------------
(1) See unaudited pro forma combined financial statements and the notes thereto included elsewhere in this Prospectus for a discussion of the assumptions made and adjustments applied in preparation of this information.
(2) There is no historical presentation for OrthAlliance as it incurred no expense and generated no revenues during 1996.
(3) Represents pro forma revenue calculated by applying the terms of the management services and consulting agreements to the historical operating results of the individual Founding Practices. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "Business -- Agreements with Allied Practices and Allied Orthodontists."
(4) As adjusted gives effect to the sale of           shares of Common Stock
    offered by the Company at an assumed initial public offering price of $ per share (the midpoint of the range) and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Such statements are only predictions and the actual events or results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," as well as those discussed elsewhere in this Prospectus. The historical results set forth in this discussion and analysis are not indicative of trends with respect to any actual or projected future financial performance of the Company. The following should be read in conjunction with the financial statements and related notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

     OrthAlliance has conducted no significant operations to date but will acquire as a result of the Combination Transactions certain operating assets and, in some cases, liabilities of the Founding Practices. In addition, OrthAlliance will enter into either a Service Agreement or a Consulting and Business Services Agreement ("Consulting Agreement") with each of the Founding Practices (the Service and Consulting Agreements are referred to herein as "Management Agreements"). Under the Service Agreements, the Company will provide practice management services to the Founding Practices in exchange for certain management fees. Under the Consulting Agreements, which allow the Company and the Founding Practice to comply with certain state law restrictions on practice management, the Company will provide consulting services in exchange for similar management fees.

     The Company's revenue will consist of the sum of its management fees and the reimbursed operating expenses of the Allied Practices. In general, the Management Agreements provide for the payment of management fees to the Company based on a negotiated percentage of the adjusted patient revenues of the Allied Practices. Adjusted patient revenue is defined for purposes of the Management Agreements as all fees and charges recorded by the Allied Practices for professional orthodontic services, adjusted to reflect uncollectible accounts and other discounts, allowances or activities that do not generate collectible fees. Patient revenue is recognized as orthodontic services are performed, with approximately 20% being recognized at the time of initial treatment. The balance of the contract revenue is realized evenly over the remaining treatment period. The 20% estimated revenue at the initial treatment date is based on the estimated costs incurred by the practice at that time as compared to the total costs of providing the contracted services. Additionally, the 20% estimated cost at the initial treatment date is consistent with industry standards and includes the estimated costs of diagnosis and treatment plan development, initial treatment by orthodontic personnel, orthodontic supplies, and associated administrative services. The specific fees paid by each Allied Practice to the Company are based on numerous factors, including but not limited to the practice's profitability, future growth potential, revenues, and other factors that the Company may deem appropriate. In addition, the Management Agreements are structured so that the Company and the Allied Practices share the benefits of increased Allied Practice profits resulting from improved operating efficiencies. In exchange for its management fees, the Company manages the business aspects of the Allied Practices and provides capital for their development and growth.

     Pursuant to the Management Agreements, the Company is obligated to pay the operating expenses of each Allied Practice, except for the salaries of the orthodontists and, in certain states, other professional staff. The Company is reimbursed for such expenditures by each Allied Practice. The Company will also incur personnel and administrative expenses in connection with maintaining corporate offices, from which the Company will provide management, administrative, marketing, and development and acquisition services.

     In accordance with Staff Accounting Bulletin ("SAB") No. 48, "Transfers of Nonmonetary Assets by Promoters or Shareholders," published by the Securities and Exchange Commission (the "Commission"), the acquisition of the assets and assumption of certain liabilities of all of the Founding Practices pursuant to the Combination Transactions are accounted for by the Company at the transferors' historical cost basis, with the shares of Common Stock to be issued in those transactions being valued at the historical cost of the nonmonetary assets acquired net of liabilities assumed. The cash consideration will be reflected as a dividend by the Company to the owners of the Founding Practices. SAB No. 48 will not be applicable to any acquisition made by the Company subsequent to the Offering. It is currently anticipated that the Company's future acquisitions of certain of the assets and liabilities of Allied Practices may result in subsequent annual noncash amortization charges for intangible assets in the Company's statements of operations.

     The Company intends to implement an aggressive growth strategy focused on
(i) affiliating with additional orthodontic practices that fit the OrthAlliance model of high quality and strong financial performance; (ii) expanding Allied Practices by providing capital, support and consultation for satellite office expansion; (iii) assisting the Allied Practices with their internal growth by increasing gross revenues through increased patient volume; and (iv) expanding profit margins through operational efficiencies.

RESULTS OF OPERATIONS

     Historical

     The Company has conducted no significant operations to date and will not conduct significant operations until the Combination Transactions and the Offering are completed. OrthAlliance has incurred and will continue to incur various legal, accounting, travel, personnel and marketing costs in connection with the Combination Transactions and the Offering. From their inception through December 31, 1996, USOC and Premier incurred development costs of $3.1 million and $255,000, respectively. OrthAlliance did not incur development costs during this period. See the audited financial statements, the unaudited pro forma combined financial statements and the notes related thereto.

     Pro Forma

     Revenues. It is anticipated that substantially all the Company's revenues will consist of the sum of the fees received pursuant to the Management Agreements and the reimbursed operating expenses of the Allied Practices. The revenues included in the unaudited pro forma combined financial statements are calculated by applying the terms of the Management Agreements to the financial results of the Founding Practices for the year ended December 31, 1996, assuming the Combination Transactions had been completed as of January 1, 1996. Giving effect to the terms of the Management Agreements and assuming the Combination Transactions had occurred on January 1, 1996, the pro forma revenues of the Company for 1996 would have been $45.4 million.

     Direct Expenses. The pro forma direct expenses are based on the expenses incurred by USOC, Premier and the Founding Practices as a group for the period from corporate inception, in the case of USOC and Premier, and from January 1, 1996, in the case of the Founding Practices, through December 31, 1996. A pro forma adjustment has been made to reflect the incremental costs of the Company providing management services to the Allied Practices in the first year of operations, including contractual management salaries. The total pro forma direct expenses do not reflect cost savings that may result from the Combination Transactions.

     Provision for income taxes. Pro forma income taxes assume the Company had operated as a tax paying entity for the year ended December 31, 1996, subject to an effective combined state and federal income tax rate of 38% for the period.

     The Company and the Allied Practices are not subject to significant seasonal variations in operating results. However, the third quarter traditionally represents a larger number of treatment starts and the fourth quarter, interrupted by holidays, generally represents fewer office treatments.

LIQUIDITY AND CAPITAL RESOURCES

     If the Combination Transactions had occurred on December 31, 1996, the Company would have had pro forma working capital of approximately $3.9 million.

     The Company anticipates the primary uses of capital will include affiliation with orthodontic practices, development of satellite orthodontic offices of Allied Practices and funding working capital needs of the Company and the Allied Practices. As part of its growth strategy, the Company intends to enter into affiliations that will involve the payment of cash and Common Stock. The cost of developing satellite offices will vary by geographic location; however, it is currently anticipated to be approximately $250,000 per office.

     Management believes that the proceeds of the Offering, after application of the use of proceeds, combined with the Company's anticipated cash flow from operations will be sufficient to fund the planned capital needs and ongoing operations of the Company for the foreseeable future. The Company intends to establish a credit facility to supplement its anticipated cash flow from operations and its anticipated net proceeds from the Offering. In addition, the Company intends to register 2,500,000 additional shares of Common Stock pursuant to a shelf registration statement, which when combined with the Company's cash resources will be used to support the Company's planned acquisition program.

                                    BUSINESS

GENERAL

     OrthAlliance was recently organized to create a leading provider of practice management services to orthodontic practices in the United States. The Company will manage the business aspects of the Allied Practices (subject to applicable state law), thereby allowing Allied Orthodontists to focus on delivering cost-effective, high quality patient care, and provide capital for the development and growth of such practices. The Company will affiliate with Allied Practices pursuant to long-term service agreements and will generate revenues by providing management, marketing and development services to Allied Practices. The Company intends to aggressively expand its network of Allied Practices by acquiring certain operating assets of and entering into long-term management services agreements with additional orthodontic practices throughout the United States.

     The Founding Practices and Their Allied Orthodontists. The Company has entered into definitive agreements, to be consummated simultaneously with the closing of this Offering, to acquire certain operating assets of and enter into long-term management services agreements with 59 Founding Practices, which include 87 orthodontists operating 156 offices located in 17 states. Management believes that the Company has distinguished itself from its competitors by affiliating with the Founding Practices, which management believes are leading practices in their markets. The Founding Practices were selected based on a variety of factors, including their size, profitability, historical growth and reputation for high quality care, both among local consumers of orthodontic services and within the orthodontic services industry. For the year ended December 31, 1996, the Founding Practices had average revenues of approximately $1,035,000, compared to average practice revenues for the orthodontic industry as a whole, estimated by the Company to be approximately $545,000.

     Management believes the Founding Practices provide a structure for implementing the Company's management, marketing, recruiting and growth strategies to maximize the Company's revenues. Equally important is the expertise of the Allied Orthodontists of the Founding Practices. Each Allied Orthodontist of the Founding Practices will initially be a member of the Company's Board of Advisors and will advise management on a broad range of issues, including treatment, risk management, quality assurance, credentialing, managed care, product evaluation, professional resources and marketing. The members of the Board of Advisors will also recommend professional standards for both treatment quality and delivery of patient care and provide a peer review process.

     Management intends to capitalize on the reputations and relationships of the Founding Practices and their Allied Orthodontists to assist the Company in affiliating with additional orthodontic practices.

     Services of the Company. Under the OrthAlliance model, the Company provides fee-based management services to its Allied Practices thereby allowing Allied Orthodontists to concentrate on providing cost effective, high quality patient care. The Company does not practice orthodontics or dentistry, but generally acquires certain of the operating assets of, and management or consulting rights to, an orthodontic practice, employs the non-medical employees, and enters into long-term Management Agreements with the Allied Practices. Where state law allows, the Company may lease equipment or office space to the Allied Practices and employ orthodontic assistants for the Allied Practices.

     The Company will generate revenues by providing management services to the Allied Practices, including billing and collections, cash management, purchasing, inventory management, payroll processing, employee benefits administration, advertising and marketing, financial reporting and analysis, productivity reporting and analysis, training, associate orthodontist recruiting and capital for satellite office development and acquisitions. Management believes, based on its experience with the Founding Practices and data available to it, that the Company's emphasis on high quality patient care and its business, marketing, technological and practice-growth support systems will appeal to orthodontists inclined to affiliate with the Company.

THE ORTHODONTIC INDUSTRY

     Orthodontics, the art and science of correcting the misalignment of teeth, historically has been one of the most profitable specialties in dentistry. The field of orthodontics has evolved greatly since the turn of the century, a process which management believes will continue. Orthodontic research and education have allowed this specialty of dentistry to develop new materials and techniques of treatment, including the use of computers to help solve complex cases. In 1994, orthodontists in the United States conducted examinations of nearly 2.5 million potential new patients and initiated treatment for approximately 1.5 million patients. The average orthodontist initiated treatment for approximately 170 patients in 1994 and maintained approximately 380 active cases.

     The primary target market for orthodontic treatment is children ages 8 to
18. In 1994, approximately 80%, or 1.2 million, of all patients treated were children. The U.S. Census Bureau estimates that as of July 1, 1996, there were approximately 37.6 million children and adolescents between the ages of 10 and
19. Management believes that as many as 50% of these children and adolescents could benefit from orthodontic treatment, presenting an attractive opportunity for the Company. In addition to the traditional juvenile market, the adult market has been a rapidly growing market for orthodontic services. Management believes the market for adults has been growing rapidly over the last 15 years as a result of several factors. Adults today are more conscious about their appearance, which may be improved by orthodontic treatment they may not have received as children. Moreover, many adults today are more willing to undergo orthodontic treatment in light of the development of new orthodontic materials and techniques which allow the orthodontist largely to conceal the bands and brackets used during treatment because they match the color of the teeth. Based on statistics obtained from the 1995 JCO Study and upon management's experience in the orthodontic industry, management believes that the adult market for orthodontic services remains untapped as the number of adults who need or want orthodontic treatment substantially exceeds the number of patients currently seeking treatment. In 1994, standard case fees averaged approximately $3,500 for children and $3,800 for adults.

     Currently, there are approximately 9,000 practicing orthodontists in the United States, nearly all of whom have graduated from accredited graduate programs of orthodontics. The industry is highly fragmented, with approximately 90% of the practicing orthodontists acting as sole practitioners and the balance practicing in multiple-doctor practices (generally two doctors) or in groups affiliated with competitors of the Company. The training and qualification of an orthodontist is extremely rigorous. Generally, to become an orthodontist a dentist must graduate in the top 10% of his or her class at an accredited graduate school of dentistry, pass national and state board examinations, and complete an accredited graduate orthodontic program. These programs typically are structured as two- or three-year programs. Each year about 200 new orthodontists graduate from accredited orthodontic programs.

OPERATING STRATEGY

     Management believes that the Company's operating strategy will enable Allied Practices to compete more effectively and realize significantly greater profitability than other orthodontic practices, thereby providing an inducement for additional orthodontists to affiliate with the Company. Key elements of the Company's operating strategy include:

     Emphasizing Quality Patient Care. Management believes that the services and support it provides its Allied Orthodontists will positively impact the level of patient care by increasing the amount of time for orthodontists to concentrate on patient care instead of practice issues. The primary hindrances to consistent delivery of quality patient care are the discrepancy in qualifications among practicing orthodontists and the amount of time the orthodontist spends on patient care. The qualifications of practicing orthodontists vary from general dentists who have taken weekend courses in orthodontics to graduates of accredited three-year programs. Nearly all Allied Orthodontists of the Company are graduates of accredited orthodontic programs. The Company will establish clinical care advisory committees consisting of Allied Orthodontists who will meet periodically to formulate quality assurance programs, to perform peer review studies, and to consult with each other on current treatments, techniques and issues. In addition, recent orthodontic graduates recruited by the Company will be required in most cases to complete a mentoring program under which such graduates will provide treatment under the supervision and guidance of an experienced Allied Orthodontist for a period of time to refine their skills before assuming primary responsibility for patient care at a satellite office of an Allied Practice.

     Capitalizing on the Best Demonstrated Practices of Allied
Orthodontists. The Company believes that one of its most valuable practice management services will be to identify practice-level strategies that have proven successful for individual Allied Practices and share this information among other Allied Practices. Management will routinely evaluate the policies and procedures of the Allied Practices, including such critical areas as treatment quality, delivery of care, practice-building marketing and patient financing programs, and expense control. The Company will provide Allied Orthodontists with comparative operating and financial data that will enable Allied Orthodontists to detect areas of their practices that could be improved. The Company will provide its own analysis of such operating and financial data and recommend changes to improve performance. The Company expects that a primary means of identifying and implementing solutions to particular practice issues will be to consult with Allied Practices that have had demonstrated success in a certain area. The Company will generally seek to facilitate communication among Allied Practices through periodic conferences and meetings and, ultimately, through a proprietary Intranet system.

     Achieving Operating Efficiencies and Economies of Scale. The Company intends to implement a variety of operating procedures and systems to improve the productivity and profitability of each existing orthodontic practice which becomes an Allied Practice and to achieve economies of scale. The Company will implement centralized payroll processing, inventory control and national group purchasing contracts. The Company plans to implement appropriate credit and collection policies which accommodate specific needs of the general target market of each Allied Practice. Management believes that patient flow and work flow could be enhanced by physical improvements in designs to facilities, resulting in an increase in the number of patients seen and an increase in employee and orthodontist productivity. If such physical improvement in design is supported by an adequate return on investment, the Allied Practice and the Company may undertake such design changes. Operating efficiencies and economies will be instituted on a per market or per Allied Practice need basis after thorough analysis, including review of work flow, patient flow, aged accounts receivable history, facilities, employee work load and productivity, and employee and patient satisfaction surveys.

     Increasing the Affordability of Orthodontic Care through Flexible Payment Plans. The Company will assist Allied Practices in developing and implementing payment plans designed to make orthodontic services more affordable to prospective patients, thereby making orthodontic services available to a larger segment of the population in their respective markets. Many of the Founding Practices have historically received a down payment of approximately 25% of the total cost of services, which is typical in the orthodontics industry and is based on the costs incurred by an orthodontist practice at the time treatment is initiated. Recognizing that orthodontic services are largely discretionary and that a significant down payment is often a deterrent to prospective patients, the Company believes that flexible payment plans are an effective means of increasing patient volume. The Company believes that each market in which an Allied Practice is located is different and payment plans should be tailored to respond to market demands and opportunities. The Company will make general recommendations to all Allied Practices with respect to instituting flexible payment plans and will develop and implement market-tailored plans upon the request of individual Allied Practices. In addition, the Company will provide the working capital necessary for the Allied Practices to implement flexible payment plans which may result in the reduction or elimination of down payments.

     Stimulating Demand in Local Markets Through Aggressive Marketing. In consultation with and upon approval of the Allied Practices, the Company intends to develop and implement aggressive and innovative marketing plans to augment each Allied Practice's referral and other marketing systems already in place. Management believes that the orthodontic industry has not taken advantage of the gains that could be achieved through strategic direct marketing and intends to, upon request of an Allied Practice, implement aggressive direct marketing campaigns. In addition, certain of the Founding Practices have developed referral systems with local dentists, to achieve above-average practice revenues and growth. Upon the request of an Allied Practice and in appropriate markets, the Company will attempt to reach potential patients through print, local television and radio advertising. The Company intends to provide ongoing education to Allied Practices as to the most successful and proven marketing plans utilized by other Allied Practices.

GROWTH STRATEGY

     Management believes the continued growth of the Founding Practices and the financial support for the development of new Allied Practices are key components of the future success of the Company. To increase the Company's revenues and profits and gain market share, management intends to initiate an aggressive growth strategy designed to increase the number of Allied Practices and Allied Orthodontists over time. Management's expansion strategy includes:

     Affiliations with Orthodontic Practices. The Company plans to affiliate with profitable orthodontic practices that are successful in their respective markets. Management believes that the Company's target market for acquisitions includes approximately half of the orthodontic practices in the United States (approximately 4,500 practices) as these practices fit the OrthAlliance model of high quality and opportunity for revenue and earnings growth. Management believes that affiliation will be an attractive option for many orthodontists because the Company intends to (i) provide the capital to open and integrate new orthodontic offices into existing Allied Practices, (ii) identify and recruit qualified associate orthodontists who may be hired by Allied Practices, (iii) design and offer the business and clinical systems for each new Allied Practice,
(iv) with the approval of the Allied Orthodontist, hire the necessary business and non-orthodontic personnel for each new Allied Practice, (v) help increase each Allied Practice's market share and the number of new patients seen by recommending successful marketing and advertising strategies, and (vi) reduce the time its Allied Orthodontists spend on administrative and business related tasks, thereby allowing them to focus on delivering quality patient care.

     Developing Orthodontic Satellite Offices. Where management determines market demand will support practice expansion, the Company intends to assist Allied Practices in developing satellite offices to be integrated into their Allied Practices to increase market share and revenues. The Company not only intends to provide capital for practice expansion, but also market research, site selection, office design and marketing support for satellite office development. Management believes the Company's recruiting strategy complements growth through the addition of satellite offices. Experienced associate orthodontists and recently graduated orthodontists who have completed a mentoring program would be well suited to assume primary responsibility for patient care at newly-established satellite offices. See "-- Allied Practice Operations and Locations."

     Internal Growth through Improved Operating Efficiencies. A fundamental element of management's growth strategy is internal Allied Practice growth through improving each practice's operating efficiencies. The Company intends to offer a variety of operating procedures and systems to improve the productivity and profitability of the Allied Practices. The Company's operating systems and strategies, together with its recruiting, training, marketing and business management services should allow Allied Orthodontists to focus their attention on providing patient care, resulting in increased patient flow and enhanced revenues. The Company plans to implement centralized payroll processing and national group purchasing discounted contracts and intends to implement appropriate credit and collection policies which accommodate specific needs of the general target markets of each Allied Practice. Operating efficiencies and economies will be instituted on a per Allied Practice basis after thorough analysis, including review of work flow, patient flow, aged accounts receivable history, facilities, employee work load and productivity, employee satisfaction and patient satisfaction.

ALLIED PRACTICE OPERATIONS AND LOCATIONS

     Staffing and Scheduling. Most multi-office Allied Practices are fully staffed when the responsible orthodontist has been scheduled to work. The Company's offices are opened on various business days depending on the number of patients scheduled in that location during a given period. Staff members dedicated to the orthodontic offices in that market, including the business personnel and the orthodontic assistants, rotate with the orthodontist among the orthodontic offices in the Allied Practice's market. Patients are scheduled based upon a rotation schedule, if applicable.

     Payment Plan; Case Fees. At the initial orthodontic treatment, the patient signs a contract outlining the terms of the treatment, including the anticipated length of treatment and the total fees. The number of required monthly payments is estimated at the beginning of the case and generally corresponds to the anticipated number of months of treatment. Depending on the patient's credit history, no down payment or a substantial down payment will be required. Patients are typically required to pay equal monthly installments although each Allied Practice will offer a payment plan tailored to its market and patients.

     If the treatment period exceeds the period originally estimated by the orthodontist, the patient may be required to pay for the additional months of treatment at the discretion of each Allied Orthodontist. If the treatment is completed prior to the scheduled completion date, the patient is required to pay the remaining balance of the contract. If a patient terminates the treatment prior to the completion of the treatment period, the patient is required to pay the balance due for services rendered to date.

     Other payment plans with lower monthly payments are available for patients who have insurance coverage for the treatment. Approximately 40% of the patients treated at the Allied Practices have some form of orthodontic insurance coverage. Payments for patients with insurance may be lower, depending upon the amount of the fee paid on behalf of the patient by insurance policies. For patients with insurance coverage, the portion of the fee not covered by insurance is paid by the patient and is not waived or discounted by the Allied Practice.

     Information Systems ("IS"). The Company plans to implement a comprehensive IS strategy over the next several years. Initially protecting the investment in information systems of its Founding Practices, the Company will implement a communications and data transmission program utilizing a proprietary Intranet System and commercially available integration technology. Typically, an orthodontic practice utilizes two types of systems. The first system is the accounting and general ledger system and the second is the production system. The accounting and general ledger system will be implemented promptly upon the Allied Practice's affiliation with the Company. The production system, which provides patient and practice management functions, will take longer to implement. While it is the Company's stated objective to protect the computer system and applications investment of the Allied Practices, management intends to use a combination of integration and interface technologies to tie together the disparate systems.

     Purchasing. The Company plans to arrange for quantity discounts of equipment, office furniture, inventory and supplies for the Allied Practices in order to reduce per unit costs. In addition, the Company will negotiate arrangements with other suppliers, such as casualty and malpractice insurance carriers, that should provide cost savings to each of the Allied Practices.

     Locations. Upon the consummation of the Combination Transactions, the Company will provide management services to the following locations:

                                                        NUMBER OF       NUMBER OF   NUMBER OF
STATE                                                ORTHODONTISTS(1)    OFFICES     CITIES
-----                                                ----------------   ---------   ---------
Alabama............................................          3               3           3
Arizona............................................          2               2           1
California.........................................         15              21          17
Florida............................................         19              34          27
Georgia............................................         18              37          26
Indiana............................................          9              19          17
Kentucky...........................................          2               6           6
Michigan...........................................          1               2           2
Minnesota..........................................          2               2           2
Mississippi........................................          2               6           6
North Carolina.....................................          1               1           1
Pennsylvania.......................................          2               3           3
South Carolina.....................................          3               5           5
Tennessee..........................................          2               3           3
Texas..............................................          4               8           8
Utah...............................................          2               2           2
Virginia...........................................          2               2           2
                                                            --             ---         ---
          Total....................................         89             156         131
                                                            ==             ===         ===

---------------

(1) Two of the orthodontists have offices in two different states.

AGREEMENTS WITH ALLIED PRACTICES AND ALLIED ORTHODONTISTS

     Each Allied Practice has entered into three material agreements in connection with the Combination Transactions: (i) an acquisition agreement, which may be in the form of a Purchase and Sale Agreement whereby Premier or USOC agrees to acquire certain of the assets of the Allied Practice, or an Agreement and Plan of Reorganization, whereby the Allied Practice merges with and into Premier or USOC; (ii) either a Service Agreement or a Consulting Agreement (depending upon the applicable regulatory requirements), whereby either Premier or USOC, as the case may be, agree to provide management or consulting services to the Allied Practice; and (iii) an Employment Agreement between the Allied Practice and the related Allied Orthodontist. Each of these agreements, with the exception of the Employment Agreements, will be assumed by the Company in connection with the Combination Transaction.

     Acquisition Agreements. The Company, by succeeding to the obligations of Premier and USOC in the Combination Transactions, will acquire certain operating assets of each Allied Practice pursuant to a Purchase and Sale Agreement or an Agreement and Plan of Reorganization. Each Purchase and Sale Agreement generally provides for the sale by the Allied Practice of its equipment, licenses (to the extent assignable by law), inventory, accounts receivable, furniture and other personal property, or some combination thereof based on applicable state laws or regulations, in exchange for consideration based on the Allied Practice's adjusted patient revenue (defined below), up to 20% of which is generally payable in cash, with the remainder payable in shares of the Company's Common Stock. "Adjusted patient revenue" generally means all fees and charges recorded by the Allied Practice for professional orthodontic or dental services, adjusted to reflect uncollectible accounts, professional courtesies, and other discounts, allowances or activities that do not generate collectible fees.

     Each Agreement and Plan of Reorganization generally provides for the merger of the Allied Practice with and into USOC or Premier, as the case may be, the cancellation or retirement of each share of stock in the Allied Practice, and the payment of consideration to the shareholders of the Allied Practice, which consideration is generally the same as the consideration being paid pursuant to the Purchase and Sale Agreements. Each Purchase and Sale Agreement and Agreement and Plan of Reorganization provides for certain incidental registration rights with respect to the shares of Company Common Stock paid to the Allied Practice or the Allied Orthodontist, as the case may be, pursuant to such agreement. See "Description of Capital Stock -- Registration Rights."

     Service Agreements. The parties to each Service Agreement include the Company, as successor through the Merger, and the Allied Practice, which typically is a professional corporation or association owned by the related Allied Orthodontist. Each Service Agreement generally requires the Company to perform the following services for the Allied Practices: provide and maintain specified furnishings and equipment; provide necessary employees (except orthodontists, hygienists and dental assistants); establish appropriate business systems; purchase and maintain inventory; perform payroll and accounting functions, including payment of current expenses; ensure compliance with all applicable legal requirements and arrange all legal services not related to malpractice litigation; design and execute a marketing plan; advise with respect to new office locations; provide billing and collection services with respect to patients, insurance companies, and third-party payors; and manage and organize the Allied Practice's files and records, including patient records where permitted by applicable law. In the event that the Allied Practice lacks sufficient funds to pay its current expenses, the Company is also required to advance funds to the Allied Practice for the purpose of paying such expenses. Any such advances will be made in the form of loans to the Allied Practice that will bear interest at an annual rate equal to the published prime rate plus one percent (1%), adjusted monthly.

     In exchange for performing the services described above, the Company generally receives a service fee equal to a negotiated percentage of the Allied Practice's Adjusted patient revenue. In certain cases, the Allied Practice may also be required to pay an additional fee based on a percentage of any reduction in the Allied Practice's annual overhead. The fees paid by each Allied Practice are based on numerous factors, including but not limited to the practice's profitability, future growth potential, revenues, and other factors that the Company may deem appropriate.

     The term of each Service Agreement is 20 years, subject to prior termination by either party in the event the other party becomes subject to voluntary or involuntary bankruptcy proceedings, or materially breaches the agreement. Upon the expiration or termination of the Service Agreement, the Allied Practice may, and in certain circumstances must, repurchase for cash at book value certain assets, including all equipment, and assume certain liabilities of the Company related to the Allied Practice.

     Each Service Agreement is generally not assignable by either party thereto without the written consent of the other party; however, the Company may assign the Service Agreement without the Allied Practice's consent to any entity under common control with the Company. The Company and the Allied Practice agree to indemnify each another for costs and expenses incurred by such other party that are caused directly or indirectly by, as the case may be, the Company's or the Allied Practice's intentional or negligent acts or omissions. In the case of the Allied Practice's obligation to indemnify the Company, such obligation also applies to intentional or negligent acts and omissions occurring prior to the date of the Service Agreement.

     Consulting Agreements. The parties to each Consulting Agreement include the Company, as successor through the Merger, and the Allied Practice. Certain provisions of the Consulting Agreement are substantially similar to the Service Agreement, including provisions relating to the Company's obligation to loan funds to the Allied Practice in the event the Allied Practice is unable to pay its current expenses, termination of the Consulting Agreement, repurchase of assets and assumption of liabilities by the Allied Practice upon expiration or termination, assignment, and indemnification.

     The services provided by the Company to the Allied Practice under each Consulting Agreement generally include consulting with respect to equipment and office needs; staffing models appropriate for an Allied Practice; advising and training with respect to business systems; purchasing and maintaining inventory; advising with respect to and providing or arranging accounting and bookkeeping services; assisting with compliance with all applicable legal requirements; advising with respect to developing a marketing plan; assessing the financial feasibility of establishing new offices; providing billing and collection services; and assisting the Allied Practice in organizing and developing filing and recording systems.

     In exchange for such services, the Company receives a consulting fee equal to either a fixed amount that increases each year during the term of the Consulting Agreement, or a negotiated percentage of the Allied

Practice's adjusted patient revenue. The fees paid by each Allied Practice are based on numerous factors, including but not limited to the practice's profitability, future growth potential, revenues, and other factors that the Company may deem appropriate.

     In both the Service Agreements and Consulting Agreements, the Company's Allied Orthodontists maintain full control over and ownership of their orthodontic practices, determine which personnel will be affiliated with the Allied Practices and set their own standards of practice to promote quality orthodontic care. The Company does not engage in the practice of orthodontics or dentistry. Each Allied Orthodontist is responsible for compliance with state and local regulations of the practice of orthodontics and with licensure or certification requirements. In addition, each Allied Orthodontist acquires and pays for malpractice insurance coverage.

     Employment Agreements. Each Allied Orthodontist who is or becomes an equity holder in an Allied Practice or who provides orthodontic services through an Allied Practice for more than 10 days a month is required to execute an employment agreement with the Allied Practice. Each employment agreement generally provides that the Allied Orthodontist will perform professional services for the Allied Practice for a period of five years, subject to prior termination, (i) for cause by the Allied Practice (which generally means death, incapacity, willful misconduct, conviction of a felony, or chronic alcoholism or drug addiction), (ii) by the Allied Orthodontist in the event of a material breach by the Allied Practice, and (iii) by the Allied Orthodontist in the event of the Company's bankruptcy. The Allied Orthodontist agrees that following termination or expiration of the employment agreement, he or she will not compete for a period of two years in the market in which the Allied Practice operates an office and will limit the methods of advertising in the area in which an Allied Practice is located.

GOVERNMENT REGULATION

     General. The field of orthodontics is highly regulated, and there can be no assurance that the regulatory environment in which the Company operates will not change significantly in the future. In general, regulation of healthcare companies is increasing.

     Every state imposes licensing requirements on individual orthodontists and on facilities operated by and services rendered by orthodontists. In addition, federal and state laws regulate health maintenance organizations and other managed care organizations for which orthodontists may be providers. In connection with the entry into new markets, the Company, the Allied Practices, and the Allied Orthodontists may become subject to compliance with additional regulations.

     The operations of the Allied Practices must meet federal, state and local regulatory standards in the areas of safety and health. Historically, those standards have not had any material adverse effect on the operations of the Founding Practices. Based on its familiarity with the historical operations of the Founding Practices and the activities of the Company's Allied Orthodontists, management believes that the Allied Practices are in compliance in all material respects with all applicable federal, state and local laws and regulations relating to safety and health.

     State Legislation. The laws of several states prohibit orthodontists from splitting fees with non-orthodontists. Furthermore, many states prohibit nonorthodontic entities from practicing orthodontics, employing orthodontists, or in some circumstances, employing orthodontic assistants. The laws of some states prohibit advertising orthodontic services under a trade or corporate name and require that all advertising be in the name of the orthodontist. A number of states also regulate the content of advertisement of orthodontic services and the use of promotional gift items. A number of states limit the ability of a non-licensed dentist or non-orthodontist to own equipment or offices used in an orthodontic practice. Some of these states allow leasing of equipment and office space to an orthodontic practice, under a bona-fide lease, if the equipment and office remain in the complete care and custody of the orthodontist. Management believes, based on its familiarity with the historical operations of the Founding Practices, the activities of the Company's Allied Orthodontists and applicable regulations, that the Company's current and planned activities do not constitute the prohibited practices contemplated by these statutes and regulations. There can be no assurance, however, that future interpretations of such laws, or the enactment of more stringent laws, will not require structural and organizational modifications of the Company's initial relationships with its Allied Orthodontists or the operation of the Allied Practices. In addition, statutes in some states could restrict expansion of Company operations in those jurisdictions. In response to particular state regulatory provisions, the Company is required to utilize either the Service Agreement or Consulting Agreement structure.

     Regulatory Compliance. The Company regularly monitors developments in laws and regulations relating to the practice of orthodontics and dentistry. The Company may be required to modify its agreements, operations and marketing strategies from time to time in response to changes in the business and regulatory environment. The Company plans to structure all of its agreements, operations and marketing in accordance with applicable law, although there can be no assurance that its arrangements will not be successfully challenged or that required changes may not affect operations or profitability.

COMPETITION

     The Company anticipates facing substantial competition from other entities to acquire additional practices. The Company is aware of at least four practice management companies that are focused in the area of orthodontics. Additional entities may enter in this market and compete with the Company.

     The business of providing orthodontic services is highly competitive in each market in which the Founding Practices and other practices operate. Founding Practices compete with orthodontists who maintain single offices or operate a single satellite office, as well as with orthodontists that maintain group practices or operate in multiple offices. Founding Practices also compete with general dentists and pedodontists who provide certain orthodontic services, some of whom have more established practices. The provision of orthodontic services by such dentists and pedodontists has increased in recent years. There can be no assurance that the Company or the Allied Practices will be able to compete effectively within their markets.

EMPLOYEES

     Upon completion of the Combination Transactions and the Merger, OrthAlliance will employ an aggregate of approximately 565 full-time employees. None of the Company's employees are represented by a collective bargaining agreement. OrthAlliance considers its relationship with its employees to be good.

PROPERTIES

     The Company leases approximately 1,700 square feet of office space in Torrance, California for its headquarters and approximately 500 square feet of office space in its Atlanta, Georgia office.

INTELLECTUAL PROPERTY

     OrthAlliance has applied for federal registration of the service mark "OrthAlliance." Management intends to utilize the service mark, as allowed by applicable law, in the Company's marketing and advertising campaigns in order to associate the name OrthAlliance with a reputation for nationwide quality orthodontic care.

LITIGATION AND INSURANCE

     The Company does not have pending any litigation that if adversely determined would have a material adverse effect on the Company. The Company and the Allied Orthodontists may from time to time be a party to litigation or administrative proceedings which arise in the ordinary course of business.

     The Company maintains liability insurance for itself and it is anticipated that, where permitted by applicable law, the Company will be named as an additional insured under the policies of the Allied Practices. There can be no assurance that any claims against the Company or any of the Allied Practices will not be successful, or if successful, will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable rates.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the directors and executive officers of the Company.

NAME                                              AGE              POSITION WITH THE COMPANY
----                                              ---              -------------------------
Sam Westover....................................  41     President, Chief Executive Officer and
                                                         Director
Robert S. Chilton...............................  39     Chief Financial Officer
P. Craig Hethcox................................  45     Chief Operating Officer
Paul H. Hayase..................................  42     Senior Vice President -- Human Resources,
                                                         General Counsel and Secretary
Randall K. Bennett, D.D.S.......................  41     Director
Douglas D. Durbin, D.M.D., M.S.D................  42     Director(1)
Randall A. Schmidt, D.D.S., M.S.D...............  40     Director(1)
Jonathan E. Wilfong.............................  48     Chairman of the Board of Directors and
                                                         Consultant

---------------

(1) Drs. Durbin and Schmidt will be elected to serve as Directors immediately preceding consummation of the Combination Transactions.

     Sam Westover has served as a Director, President and Chief Executive Officer of OrthAlliance since October 1996. From August 1993 until July 1996, Mr. Westover served as President and Chief Executive Officer of Systemed Inc., a pharmacy benefit management company, where he also served as a Director from July 1992 until February 1997. From January 1993 until August 1993, Mr. Westover served as Senior Vice President, Chief Financial Officer and Treasurer of Wellpoint Health Networks Inc., a health insurance company. Prior to joining Wellpoint, Mr. Westover served as Chief Financial Officer and Senior Vice President, Corporate Financial Services of Blue Cross of California, a position to which he was named in May 1990.

     Robert S. Chilton has served as Chief Financial Officer of OrthAlliance since May 1997. From April 1994 until May 1997, Mr. Chilton served as Vice President/Controller of E & S Ring Management Corporation, a real estate management firm. Mr. Chilton was Controller of Karl Storz Endoscopy-America, Inc., a medical device manufacturer and distributor, from October 1987 until April 1994. Mr. Chilton is a Certified Public Accountant, and from February 1985 to October 1987 was employed by KPMG Peat Marwick.

     P. Craig Hethcox will become Chief Operating Officer of OrthAlliance upon the consummation of the Combination Transactions. From January 1997 to the date of the Merger, Mr. Hethcox has served as Chief Executive Officer of USOC. From July 1994 to December 1996, he served as Chief Operating Officer for Equimed, Inc., where he directed the corporate operations for sixty-five ophthalmology, oncology and surgical center entities. From 1988 to June 1994, Mr. Hethcox served as Vice President of Operations for Medical Care America, where he was responsible for the operations of the then largest practice management company with surgical centers. Mr. Hethcox also held senior management positions with Medivision, Inc. and Omni Eye Services, and was Chief Executive Officer of Lakeside Community Hospital.

     Paul H. Hayase has served as Senior Vice President -- Human Resources, General Counsel and Secretary of OrthAlliance since October 1996. From August 1995 until January 1997, Mr. Hayase served as Vice President -- Human Resources, General Counsel and Secretary of Systemed Inc. Mr. Hayase served as Senior Counsel of Ralphs Grocery Company, a supermarket chain in California, from November 1993 to August 1995. From January 1985 to November 1993, Mr. Hayase served as Senior Vice President, General Counsel of Knapp Communications Corporation, a magazine publishing company.

     Randall K. Bennett, D.D.S. has served as a Director of OrthAlliance since its inception. He has practiced orthodontics in Salt Lake City, Utah since 1989. He practiced in Beverly Hills, California from 1988 to 1989. Dr. Bennett graduated from Loma Linda University in 1988 with an M.S. degree in orthodontics and from the University of Alberta in 1981 with a D.D.S. degree.

     Douglas D. Durbin, D.M.D. has agreed to serve and will be elected a Director of OrthAlliance immediately preceding the consummation of the Combination Transactions. Dr. Durbin has served as President of The Kentucky Center for Orthodontics and Dento-Facial Orthopedics, a Founding Practice, since 1983, and actively manages six practice locations and 20 employees. Dr. Durbin is a member of the American Association of Orthodontists and the American Dental Association, is a Diplomate of the American Board of Orthodontics and has served as Secretary, Treasurer, and President of the Bluegrass Dental Society. Dr. Durbin graduated from the University of Kentucky in 1974, with a D.M.D. degree in 1978 and completion of his orthodontic residency in 1983.

     Randall A. Schmidt, D.D.S., M.S.D. has agreed to serve and will be elected a Director of OrthAlliance immediately preceding the consummation of the Combination Transactions. Dr. Schmidt has been in the practice of orthodontics since 1983 in northwest Indiana, where he is a co-owner of Orthodontic Affiliates, P.C., a Founding Practice. As the Vice-President and Secretary/Treasurer of Orthodontic Affiliates, P.C., Dr. Schmidt has been involved in the management and growth of this four-doctor orthodontic practice with eight offices and 40 employees. Dr. Schmidt is a member of the American Association of Orthodontists, American Dental Association and the Indiana Society of Orthodontists. Dr. Schmidt graduated from Indiana University in 1981 with a D.D.S. degree. He received his M.S.D. and Certificate in Orthodontics from Indiana University in 1983.

     Jonathan E. Wilfong has served as Chairman of the Board of Directors of OrthAlliance since May 1997. Mr. Wilfong has served as an executive consultant to USOC since its inception and has served as consultant to USOC since June 1996. Mr. Wilfong is the founder and a principal of Newfound Capital Associates, an investment banking advisory firm founded in 1996 that specializes in advising high growth businesses on capital formation strategies and acquisition transactions. Mr. Wilfong is a Certified Public Accountant, and from 1983 to 1996 was a partner with Price Waterhouse LLP in Atlanta, Georgia and Greenville, South Carolina.

BOARD OF DIRECTORS

     The Company's Board of Directors is divided into three classes which consist, as nearly as practicable, of one-third of the total number of directors serving on the Board of Directors. The Board of Directors is currently composed of three members and immediately prior to consummation of the Combined Transactions will increase to five members, as named herein. The members of each class serve staggered three-year terms following the initial terms of such classes. The initial terms of Class I, Class II and Class III directors expire at the annual stockholders' meetings in 1998, 1999 and 2000, respectively. Dr. Durbin is a member of Class I; Drs. Bennett and Schmidt are members of Class II; and Messrs. Westover and Wilfong are members of Class III.

BOARD COMMITTEES

     The Board of Directors has established an Executive Committee, a Nominating Committee, an Audit Committee and a Compensation Committee. Messrs. Westover and Wilfong and Dr. Bennett will serve on the Executive Committee. Mr. Wilfong and Dr. Bennett will each serve on the Audit Committee and the Compensation Committee. Messrs. Westover and Wilfong will serve on the Nominating Committee. The Executive Committee is authorized by the Board of Directors to take all action which may be delegated by the Board of Directors under the DGCL. The Nominating Committee recommends candidates for election to the Company's Board of Directors, examines the performance of incumbent Directors and makes recommendations concerning the retention of such Directors. The Audit Committee recommends the annual appointment of the Company's auditors, with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, accounting principles used by the Company in financial reporting and the adequacy of the Company's internal control procedures. The Compensation Committee administers the Company's 1997 Employee Stock Option Plan and has the responsibility for reviewing and approving salaries, bonuses, and other compensation and benefits of executive officers, and advising management regarding benefits and other terms and conditions of compensation.

DIRECTOR COMPENSATION

     Members of the Board of Directors are reimbursed for their out-of-pocket expenses for each meeting attended but otherwise serve without cash compensation. The Company has adopted the 1997 Non-Employee Director Stock Option Plan, pursuant to which each non-employee director who continues to serve as a director following each annual meeting of stockholders will automatically be granted a non-qualified stock option for the purchase of 5,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of the grant. The options will be exercisable for ten years from the date of each grant. See "-- Stock Plans -- 1997 Non-Employee Director Stock Option Plan."

EXECUTIVE COMPENSATION

     OrthAlliance was incorporated in October 1996 and did not conduct any operations prior to that time. The Company anticipates that during fiscal 1997 its President and Chief Executive Officer and the three other most highly compensated executive officers who are anticipated to receive annualized compensation in excess of $100,000 will be, respectively, Messrs. Westover, Hethcox, Hayase and Chilton. Their expected annualized base salaries for 1997 are $250,000, $185,000, $165,000 and $135,000, respectively. See "-- Employment
Agreements."

EMPLOYMENT AGREEMENTS

     The Company will enter into prior to the Merger, employment agreements with Messrs. Westover, Hethcox and Hayase providing for annual base salaries of $250,000, $185,000 and $165,000, respectively, with each person being eligible for a cash bonus of up to 30% of his base salary. Additionally, the Company has proposed that Messrs. Westover, Hethcox and Hayase receive an option for the purchase of 300,000, 100,000 and 75,000 shares of Common Stock, respectively, and that such options would vest (i) 20% on the closing of the Offering and (ii) 20% on the anniversary of such date for each of the next four years, subject to exercise within 10 years of the closing of the Offering. Each employment agreement is expected to contain a provision that if either person is terminated within a twelve-month period following a change in control of the Company, the Company would pay such person three times the sum of (i) his annual base compensation, (ii) the maximum possible cash bonus for such year, and (iii) any accrued salary, benefits or reimbursements.

     The Company has entered into a letter agreement with Mr. Chilton providing for an annual base salary of $135,000, and a cash bonus of up to 30% of his annualized base salary. Additionally, the Company granted Mr. Chilton an option for the purchase of 50,000 shares of Common Stock, on a vesting schedule similar to Messrs. Westover and Hayase, discussed above.

     All options granted to management discussed herein are issued at an exercise price equal to the price of the Common Stock to the public in the Offering.

STOCK PLANS

     OrthAlliance has adopted the 1997 Employee Stock Option Plan (the "Employee Stock Plan") and the 1997 Non-Employee Director Stock Option Plan (the "Non-Employee Stock Plan") (collectively, the "Stock Plans") and intends to grant stock options thereunder to purchase shares of Common Stock of the Company. The Company intends to register the shares issuable upon exercise of options granted under the Stock Plans and, upon such registration, such shares would be eligible for resale in the public market subject to applicable affiliate limitations.

     1997 Employee Stock Option Plan. The Board of Directors has adopted and the stockholder has approved the Company's Employee Stock Plan. Awards under this plan are to be granted to officers and employees of the Company in the form of non-qualified or incentive stock options. This plan may be terminated by the Board of Directors at any time.

     A total of        shares of Common Stock are reserved for issuance pursuant
to the Employee Stock Plan, subject to anti-dilution provisions. As of May 14, 1997, options for the purchase of 600,000 shares of Common

Stock had been granted to certain officers of the Company at an exercise price equal to the price to the public in the Offering, which options vest 20% upon the grant and the balance over approximately four (4) years.

     1997 Non-Employee Director Stock Option Plan. The Board of Directors has adopted and the stockholder has approved the Non-Employee Stock Plan. Awards under this plan are to be granted to non-employee directors ("Outside Directors") of the Company. The plan is intended to allow Outside Directors receiving grants to be disinterested persons as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") with respect to the Company's Stock Plans and, accordingly, is intended to be self-governing with respect to the Outside Directors to the extent required by Rule 16b-3.

     A total of        shares of Common Stock are reserved for issuance to the
Outside Directors pursuant to the Non-Employee Stock Plan. Each person who is elected or appointed as an Outside Director will be automatically granted an option to purchase 5,000 shares of Common Stock at the time of his or her election or appointment. Commencing in 1998, each person who continues to serve as an Outside Director following each annual meeting of stockholders will receive an option to purchase 5,000 shares of Common Stock. Options issued to Outside Directors pursuant to this plan will be non-qualified stock options, exercisable for ten years from the date of each grant at an exercise price equal to the fair market value of the Common Stock on the date of such grant.

     Administration of the Stock Plans. The Non-Employee Stock Plan is self-directed as required by Rule 16b-3 of the Exchange Act. The Employee Stock Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee determines the persons to whom, and the times at which, awards are granted, the types of awards granted, certain amendments to the Employee Stock Plan (as permitted) and all other related terms and conditions of the awards, subject to the terms, conditions and limitations set forth in the Employee Stock Plan.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law (the "DGCL"), a corporation may indemnify any of its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with a threatened, pending or completed action, suit or proceeding brought against such officer or director by reason of the fact that he or she is or was a director or officer
(i) if any such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and (ii) in connection with any criminal action or proceeding if such person had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, however, Section 145 provides that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the corporation unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in review of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     The Company's Certificate of Incorporation provides that no director of the Company shall be liable for breach of fiduciary duty as a director except for
(i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) for willful or negligent violations of certain provisions of the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends; or
(iv) any transaction from which the director derived an improper personal benefit. Pursuant to the Company's Certificate of Incorporation and Bylaws, the Company is obligated to indemnify each of its directors and officers to the fullest extent permitted by the DGCL. In addition, the Bylaws obligate the Company to purchase and maintain insurance on behalf of any director or officer of the Company against any liability asserted against and incurred by such director or officer, whether or not the Company would have the power to indemnify such officer or director against such liability under the provisions of the DGCL.

COMPENSATION COMMITTEE INTERLOCKS

     The Company had no Compensation Committee prior to May 1997. No executive officer of the Company serves as a member of a compensation committee or as a director of any entity of which any of the Company's directors serves as an executive officer.

                              CERTAIN TRANSACTIONS

     The terms of the Merger require that USOC and Premier will be merged with and into OrthAlliance with each outstanding share of USOC's and Premier's
capital stock, warrants and options converting into           shares of Common
Stock,           warrants and           options, respectively, of OrthAlliance.
The conversion ratios and number of shares of capital stock, warrants and options will not be known until the terms of the Offering are finalized. The directors, executive officers and five percent or greater beneficial owners of the Company will receive total consideration pursuant to the Merger as follows:
Mr. Westover,           shares of Common Stock; Mr. Hayase,           shares of
Common Stock; Dr. Bennett,           shares of Common Stock; Dr. Durbin,
          shares of Common Stock; Dr. Schmidt,           shares of Common Stock;
Mr. Wilfong           shares of Common Stock; and Dr. Pickron,           shares
of Common Stock.

     Simultaneous with and as a condition to the closing of the Offering, OrthAlliance will enter into the Combination Transactions pursuant to which it will acquire certain operating assets of the 59 separate Founding Practices in exchange for cash and shares of Common Stock and enter into long-term management or consulting services agreements with the Founding Practices. The aggregate consideration to be paid by OrthAlliance to the Founding Practices is
approximately $81.1 million, consisting of           shares of Common Stock
(valued at $          per share, the midpoint of the estimated initial public
offering price range) and approximately $13.7 million in cash, all of which is payable upon closing of the Combination Transactions. The aggregate consideration to be paid for the Founding Practices will not change; however, the actual number of shares of Common Stock issued to the Founding Practices will increase or decrease depending upon the public offering price of the Common Stock in the Offering. The cash portion of the consideration will be paid from proceeds received by the Company in the Offering. Drs. Bennett, Durbin and Schmidt, all of whom are or will be directors of the Company, and Dr. Pickron, a beneficial owner of more than 5% of the Company's Common Stock following completion of the Merger, the Combination Transactions and the Offering, will
receive           ,           ,           and           shares of Common Stock,
respectively, and $          , $          , $          and $          in cash,
as a result of the Combination Transactions. The consideration which the Company has agreed to pay each of the orthodontic practice entities of Drs. Pickron, Durbin, Schmidt and Bennett under the acquisition agreements relating thereto was calculated in the same manner as the consideration for each of the Founding Practices.

     In January 1997, Premier Orthodontic Ventures, LLC, a limited liability company ("POV LLC"), loaned $1.05 million to Premier and in connection with the Merger the debt obligation will become the obligation of OrthAlliance. POV LLC will receive, out of proceeds of the Offering, an aggregate of approximately $1.1 million, which includes repayment of the original principal amount of the note of $1.05 million and accrued interest of approximately $50,000. Messrs. Westover and Hayase and Dr. Bennett own membership interests in POV LLC.

     USOC entered into a Consulting Agreement with Newfound Capital Associates ("Newfound") and Newfound's President, Jonathan Wilfong. OrthAlliance succeeds to the rights and obligations of USOC under the Consulting Agreement through the Merger. In addition, Mr. Wilfong entered into a Consulting Agreement with OrthAlliance. Mr. Wilfong agreed to provide financial and general business services to the Company, and the Company has agreed to pay Mr. Wilfong consulting fees of $300,000 for such services, of which $250,000 is payable upon completion of the Offering and will be paid from proceeds received in the Offering. Pursuant to these Consulting Agreements and in addition to the
consulting fee, the Company issued to Mr. Wilfong (i)        shares of Common
Stock, and (ii) warrants to purchase 318,750 shares of Common Stock with an exercise price per share equal to the initial public offering price in the Offering, exercisable for a five year term commencing on the date of this Prospectus. Mr. Wilfong will provide consulting services to the Company until the earlier of the termination of the Consulting Agreements on September 30, 1997 or the occurrence of other specified events. Pursuant to the terms of the warrants, Mr. Wilfong has certain incidental registration rights for the registration of the shares of Common Stock underlying the warrants. See "Description of Capital Stock -- Registration Rights."

     USOC entered into a Consulting Agreement with Premier Management, Inc. ("PMI") and PMI's President, Robert D. Garces. The Company succeeds to the rights and obligations of USOC under the Consulting Agreement through the Merger. Mr. Garces agrees to provide financial and general business services to the Company, and the Company has agreed to pay Mr. Garces a consulting fee of $100,000 for such services, payable upon completion of the Offering and from the proceeds of the Offering. In addition to the consulting fee, the Company issued
to Mr. Garces (i)        shares of Common Stock, and (ii) a warrant to purchase
56,250 shares of Common Stock with an exercise price equal to the initial public offering price in the Offering, exercisable for a five year term commencing on the date of this Prospectus. Mr. Garces will continue to provide services until the earlier of the termination of the Consulting Agreement on September 30, 1997 or the occurrence of other specified events. Pursuant to the terms of the warrant, Mr. Garces has certain incidental registration rights for the registration of the shares of Common Stock underlying the warrants. See "Description of Capital Stock -- Registration Rights."

     At the request of the Company's executive officers, certain Allied Orthodontists may be paid fees for: (i) preparing educational and seminar materials for the Company, (ii) consulting with other Allied Orthodontists on matters requested by management, (iii) identifying and performing due diligence on additional orthodontic practices which may affiliate with the Company, (iv) and other matters requested from time to time by management in the normal course of operating the Company's business. It is not presently known by management which Allied Orthodontists will be requested to perform such services in the future and, therefore, management does not know the amount of fees or which Allied Orthodontists may be paid fees.

     Dr. Pickron received cash compensation from USOC in 1996 totalling $150,000 for serving as its Chief Executive Officer.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of May 1, 1997, and as adjusted to reflect the consummation of this Offering, by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock, (ii) each director and executive officer of the Company and (iii) all directors and executive officers of the Company as a group.

                                                           SHARES           PERCENT BENEFICIALLY OWNED
                                                        BENEFICIALLY   -------------------------------------
NAME                                                    OWNED(1)(2)    PRIOR TO OFFERING(2)   AFTER OFFERING
----                                                    ------------   --------------------   --------------
Sam Westover(3).......................................                            %                   %
Robert S. Chilton(4)..................................
P. Craig Hethcox(5)...................................
Paul H. Hayase(6).....................................
Dr. Randall K. Bennett................................
Dr. Douglas D. Durbin.................................
Dr. Randall A. Schmidt................................
Jonathan E. Wilfong(7)................................
Dr. Robert N. Pickron(8)..............................
All directors and executive officers as a group (8
  persons)............................................

---------------

  * Less than one percent of the outstanding Common Stock.
(1) Unless otherwise indicated, each of the stockholders listed has sole voting and investment power with respect to the shares of Common Stock beneficially owned by such stockholder. Shares of Common Stock subject to options or warrants exercisable within 60 days are deemed outstanding for computing the percentage of ownership of the option holder. The address of all persons listed, except Mr. Wilfong and Dr. Pickron, is 23848 Hawthorne Boulevard, Suite 200, Torrance, California 90505 unless otherwise indicated.
(2) Reflects the consummation of the Merger.
(3) Includes 60,000 shares subject to options that are exercisable within 60 days of the Offering.
(4) Includes 10,000 shares subject to options that are exercisable within 60 days of the Offering.
(5) Includes 70,000 shares subject to options that are currently exercisable or are exercisable within 60 days of the Offering.
(6) Includes 15,000 shares subject to options that are exercisable within 60 days of the Offering.
(7) The business address of Mr. Wilfong is 536 Manor Ridge Drive, N.W., Atlanta, Georgia 30305. Includes 318,750 shares subject to warrants that are exercisable within 60 days of the Offering.
(8) The business address of Dr. Pickron is 3294 Medlock Bridge Road, Building A,
    Norcross, Georgia 30092. Includes an aggregate of        shares held in
    separate trusts by a third party trustee for the benefit of each of Dr.
    Pickron's children, and        shares held by Dr. Pickron's spouse. Dr.
    Pickron disclaims beneficial ownership of the        shares held in such
    trusts.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary is based upon OrthAlliance's Certificate and Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     Pursuant to the Certificate, the Company has authority to issue
shares of Common Stock, par value $       per share, and the Board of Directors
of the Company has authority (without action by the stockholders) to issue
       shares of preferred stock, par value $       per share, in one or more
classes or series and to determine the voting rights, preferences as to dividends and in liquidation, and conversion and other rights of each such series (the "Preferred Stock"). The Company has no current plans to issue any shares of Preferred Stock. Upon completion of the Merger, the Company will have
approximately             holders of record of the Company's Common Stock.

     The rights of the holders of Common Stock discussed below are subject to such rights as the Board of Directors may hereafter confer on the holders of Preferred Stock; accordingly, rights conferred on holders of Preferred Stock that may be issued in the future under the Certificate may have a material adverse effect on the rights of holders of Common Stock.

COMMON STOCK

     Voting Rights. Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Company and, share-for-share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings, to cast one vote for each outstanding share of Common Stock so held upon any matter properly considered and acted upon by the stockholders.

     Liquidation Rights. In the event of any dissolution, liquidation, or winding up of the Company, whether voluntary or involuntary, the holders of the Common Stock and holders of any class or series of stock entitled to participate therewith as to the distribution of assets, shall become entitled to participate in the distribution of any assets of the Company remaining after the Company shall have paid, or provided for payment of, all debts and liabilities of the Company and after the Company shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up, the full preferential amounts, if any, to which they are entitled.

     Dividends. Dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, but only when and as declared by the Board of Directors.

     Other Rights. The Certificate does not give holders of Common Stock preemptive or other subscription or conversion rights.

PREFERRED STOCK

     The Certificate authorizes the Board of Directors, from time to time and without any stockholder action or approval, to provide for the issuance of up to shares of Preferred Stock, in one or more series, and to fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date hereof, the Board of Directors has not provided for the issuance of any series of such Preferred Stock, and there are no agreements or understandings for the issuance of any such Preferred Stock. Because of its broad discretion with respect to the creation and issuance of Preferred Stock without stockholder approval, the Board of Directors could adversely affect the voting power of the holders of Common Stock and, by issuing shares of Preferred Stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of the Company.

WARRANTS

     Warrants to purchase        shares of Common Stock are outstanding. The
exercise price per share for such warrants is equal to the initial public offering price in the Offering. For a more detailed discussion of such warrants, see "Certain Transactions" and "Underwriting."

REGISTRATION RIGHTS

     The Founding Practices have contracted to receive shares of Common Stock upon the closing of the Combination Transactions pursuant to the terms and conditions of the acquisition agreements between OrthAlliance and each Founding Practice. Such agreements set forth certain incidental registration rights for the Founding Practices, whereby the Company is obligated to use reasonable efforts to register such shares if the Company contemplates and undertakes a public offering and files a registration statement in connection therewith anytime within twenty-four months of the closing of the acquisition of the operating assets of a Founding Practice; provided, however, that such registration rights are subject to any terms, conditions or limitations required by any underwriter retained by the Company in connection with such underwritten public offering, and such registration rights may not be exercised in connection with a registration statement filed by the Company in connection with the registration of shares issued pursuant to (i) an employee stock purchase or option plan or (ii) any acquisition or proposed acquisition by the Company. Each Founding Practice shall bear its proportionate share of underwriters' commissions and discounts, and shall bear the costs and fees of attorneys and accountants it retains.

     The holders of shares of Common Stock issued upon the exercise of the warrants issued to Mr. Wilfong, Mr. Garces and J. C. Bradford & Co. (the "Bradford Warrants") have associated incidental registration rights pursuant to which the Company is obligated to use reasonable efforts to register such shares if the Company contemplates and undertakes a public offering and files a registration statement in connection therewith after the date of this Prospectus, excluding the registration of shares filed in connection with employee stock purchase and option plans or acquisitions or proposed acquisitions by the Company. The fees and costs of any registration of Common Stock issued pursuant to the exercise of the Bradford Warrants will be borne by the Company.

CERTAIN PROVISIONS OF THE CERTIFICATE, BYLAWS AND DELAWARE LAW

     Classification of Board of Directors. The Certificate and the Bylaws of the Company divide the Board of Directors into three classes, designated Class I, Class II and Class III, respectively, each class to be as nearly equal in number as possible. The term of Class I, Class II and Class III directors will expire at the 1998, 1999 and 2000 annual meetings of stockholders, respectively, and in all cases directors elected will serve until their respective successors are elected and qualified. At each annual meeting of stockholders, directors will be elected to succeed those in the class whose terms then expire, with each director so elected to serve for a term expiring at the third succeeding annual meeting of stockholders after such director's election, and until the director's successor is elected and qualified. Thus, directors elected stand for election only once in three years.

     Additional Directorships, Vacancies and Removal of Directors. The Bylaws of the Company provide that the Board of Directors shall consist of up to nine members. The Certificate and the Bylaws authorize the Board of Directors to create additional directorships and abolish any vacant directorships. Newly-created directorships and vacancies may be filled by a majority of directors then in office to hold office until the next annual meeting of stockholders, and until their successors shall be elected and qualified. In addition, in accordance with the DGCL provisions pertaining to a company whose Board of Directors is classified, the Company's Certificate and Bylaws provide that directors may be removed only for cause by vote of the holders of a majority of the shares entitled to vote at an election of directors.

     Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws require an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors or the Nominating Committee thereof, of candidates for election as directors (the "Nomination Procedure"), as well as for other stockholder proposals to be considered at annual stockholders' meetings. Notice to the Company from a stockholder who proposes to nominate a person at a meeting for election as a director generally must be given not less than 120 nor more than 150 days prior to the anniversary of the date notice of the annual meeting of stockholders was given in the preceding year and must contain: (i) the name and record address of the stockholder who intends to make the nomination; (ii) the name, age and residence address of the nominee; (iii) the principal occupation or employment of the nominee; (iv) the class, series and number of shares held of record, beneficially and by proxy, by the stockholder and the nominee as of the record date of such meeting (if such record date is publicly available) and as of the date of such notice; and (v) such other information relating to the nominee proposed by such stockholder as is required to be included if the Company is then subject to Regulation 14A under the Securities Exchange Act of 1934, including the written consent of each nominee to be named in the proxy statement and to serve as a director of the Company if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the Nomination Procedure. Similar advance notice must be given of any other proposed business which a stockholder proposes to bring before an annual meeting of stockholders. Such notice must contain (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class, series and number of shares of the Company's stock which are held of record, beneficially and by proxy by the stockholder as of the record date of such meeting (if such record date is publicly available) and as of the date of such notice, (iv) a description of all arrangements or understandings between the stockholder and any other person or persons (naming such person or persons) in connection with the proposing of such business by the stockholder, and (v) any material interest of the stockholder in such business. The purpose of requiring advance notice is to afford the Board of Directors an opportunity to consider the qualifications of the proposed nominees or the merits of other stockholder proposals and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders about those matters. Although the advance notice provisions do not give the Board of Directors any power to approve or disapprove of stockholder nominations or proposals for action by the Company, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the procedures established by the Bylaws are not followed and the effect of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposals, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

     Statutory Business Combination Provision. Section 203 of the DGCL prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

     Anti-takeover Effects. The foregoing provisions of the Certificate and Bylaws and Delaware General Corporation Law could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the continuity and stability of the Board of Directors and the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change in control of the Company. These provisions are also designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions may discourage third parties from making tender offers for the Company's shares. As a result, the market price of the Common Stock may not benefit from any premium that might occur in anticipation of a potential or actual change in control. Such provisions also may have the effect of preventing changes in the management of the Company.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is
          .

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the Offering, there has not been any public market for securities of the Company. No prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares of Common Stock for sale will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock of the Company in the public market after the restrictions described below lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

     Upon completion of the Offering, the Company will have outstanding
          shares of Common Stock. Of these shares, the           shares
(          shares if the Underwriters' over-allotment option is exercised in full) sold in the Offering will be freely tradeable without restriction or limitation under the Securities Act, except for shares purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act (which may generally be sold only in compliance with Rule 144).

     The Founding Practices have contracted to receive           shares upon the
closing of the Combination Transactions in consideration for certain assets of the Founding Practices and entering into Management Agreements. Such shares have incidental registration rights pursuant to the purchase and sale agreements between the Founding Practices and OrthAlliance, whereby the Company is obligated to use reasonable efforts to register such shares if the Company undertakes a public offering and files a registration statement in connection therewith any time within twenty-four months of the closing of the acquisition of the operating assets of a Founding Practice; provided, however, that such registration rights are subject to any terms, conditions and limitations required by any underwriter retained by the Company in connection with such public offering, and such registration rights do not apply to registration statements filed in connection with employee stock purchase and option programs by the Company or in connection with any acquisitions by the Company.

     The shares received by the Founding Practices and the remaining issued and outstanding shares of Common Stock are deemed "restricted shares" under Rule 144 since they were originally issued and sold by the Company in private transactions in reliance upon exemptions from the registration provisions of the Securities Act. The holders of restricted shares will not be eligible to sell such shares pursuant to Rule 144 until the expiration of one year from the date such restricted shares were acquired.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons deemed to be affiliates, whose restricted shares have been fully paid for and held for at least one year from the date of issuance by the Company may sell such securities in brokers' transactions or directly to market makers, provided the number of shares sold in any three-month period does not exceed the greater of 1% of the then outstanding
shares of Common Stock (          shares based on the number of shares to be
outstanding after the Offering) or the average weekly trading volume of the Common Stock in the public market during the four calendar weeks preceding the filing of the seller's Form 144. Sales under Rule 144 are also subject to the availability of current public information concerning the Company. After two years have elapsed from the date of issuance of restricted shares by the Company, such shares generally may be sold without limitation by persons who have not been affiliates of the Company for at least three months. Rule 144 also provides that affiliates who are selling restricted shares for which they have fully paid must nonetheless comply with the above restrictions applicable to restricted shares, notwithstanding the holding period.

     Certain of the Company's officers, directors and stockholders have agreed to enter into Lock-up Agreements generally providing that for a period of 365 days after the date of this Prospectus, they will not, except in connection with the Offering, directly or indirectly, offer, sell, loan, pledge or otherwise dispose of, or grant any options or other rights with respect to, any shares of Common Stock or any securities that are convertible into or exchangeable or exercisable for Common Stock owned by them without the prior written consent of J.C. Bradford & Co. Similarly, the Company has agreed generally that, for a period of 365 days after the date of this Prospectus, it will not, directly or indirectly, issue, offer, sell, grant options to purchase or otherwise dispose of any of its equity securities or any other securities convertible into or exchangeable or exercisable for its Common

Stock or any other equity security, except that the Company may grant stock options under the Stock Plans and issue shares of Common Stock upon the exercise of options previously granted. J.C. Bradford & Co. does not presently intend to waive the Lock-up Agreements.

     In addition to the restricted shares outstanding upon completion of the Offering and the Combination Transactions, all of the approximately shares of Common Stock which may be acquired upon the exercise of vested stock options within 365 days following the date of this Prospectus (collectively, the "Option Shares") are subject to the Lock-up Agreements but may be eligible for resale following the expiration of the Lock-up Agreements (subject, in the case of affiliates, to certain limitations) pursuant to Rule 701 under the Securities Act or a Form S-8 registration statement to be filed by the Company under the Securities Act. See "Management -- Stock Plans."

     The Company intends to file a registration statement on Form S-8 to register all shares of Common Stock issuable under the Company's stock option plans, as soon as practicable after the date of this Prospectus, and the Company's Form S-8 is expected to become effective immediately upon filing. Shares covered by such registration statement will be eligible for sale in the public market after the effective date of such registration statement and following the expiration of the Lock-up Agreements, subject to Rule 144 limitations applicable to affiliates of the Company. See "Management -- Stock Plans."

     In addition, the Company intends to register           shares of Common
Stock under the Securities Act shortly after the closing of the Offering for use in connection with future acquisitions. These shares generally will be freely tradable after their issuance by persons not affiliated with the Company unless the Company contractually restricts their sale. The Company anticipates that the agreements entered into in connection with its future acquisitions will restrict the resale of all or a portion of the shares issued in those transactions for varying periods of time.

                                  UNDERWRITING

     Pursuant to the Underwriting Agreement, and subject to the terms and conditions thereof, the Underwriters named below, acting through J.C. Bradford & Co., L.L.C. ("Bradford") as representative of the several Underwriters (the "Representative"), have agreed, severally, to purchase from the Company the number of shares of Common Stock set forth below opposite their respective names.

                                                              NUMBER OF
NAME OF UNDERWRITER                                            SHARES
-------------------                                           ---------
J.C. Bradford & Co..........................................

                                                               -------
          Total.............................................
                                                               =======

     In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

     The Company has been advised by the Representative of the Underwriters that the Underwriters propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers, who may include the Underwriters, at the
public offering price less a selling concession not in excess of $          per
share. The Underwriters may allow, and such dealers may reallow, a concession
not in excess of $          per share to certain other brokers or dealers. After
the Offering, the public offering price and such concessions may be changed by the Representative. The Representative has informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

     The Offering of the shares of Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any offer for the purchase of shares.

     The Company has granted the Underwriters an option, exercisable not later than 30 days from the date of this Prospectus, to purchase up to an aggregate of additional shares of Common Stock to cover over-allotments, if any. To the extent the Underwriters exercise the option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the table above bears to the total number of shares in such table, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover
over-allotments made in connection with the sale of the           shares of
Common Stock offered hereby. If purchased, the Underwriters will sell these
additional shares on the same terms as those on which the           shares are
being offered.

     Subject to applicable limitations, the Underwriters, in connection with the Offering, may place bids for or make purchases of the Common Stock in the open market or otherwise, for long or short account, or cover short positions incurred, to stabilize, maintain, or otherwise affect the price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market. There can be no assurance that the price of the Common Stock will be stabilized, or that stabilizing, if commenced, will not be discontinued at any time. Subject to applicable limitations, the Underwriters may also place bids or make purchases on behalf of the underwriting syndicate to reduce a short position created in connection with the Offering.

     Upon the purchase by the Underwriters of the shares being offered hereby, the Company has agreed to sell to Bradford for a purchase price of $0.01 per underlying share, the Bradford Warrants to purchase up to 3/4 of 1% of the shares of Common Stock outstanding on the Closing Date at an exercise price per share equal to the higher of the initial public offering price in the Offering or the closing bid price of the first trading day after the date of this Prospectus. The warrant exercise price has been determined by negotiation between the Company and Bradford as to be within the Conduct Rules of the National Association of Securities Dealers, Inc. and various state authorities. The Bradford Warrants have a term of five years from the Closing Date, are non-transferrable, and are not exercisable until the earlier of a subsequent public offering of the Common Stock or twenty-four months after the date of this Prospectus. The terms upon which the Company will be able to obtain additional equity capital may be adversely affected since Bradford can be expected to exercise or exchange them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the Bradford Warrants. Any profit realized by Bradford on the sale of the Bradford Warrants or the underlying shares of Common Stock may be deemed additional underwriting compensation. For a discussion of the registration rights associated with the Bradford Warrants, see "Description of Capital Stock -- Registration Rights."

     The Company intends to apply for listing of the Common Stock on the Nasdaq National Market. Prior to this Offering, there has been no public market for the Common Stock. The Offering price has been determined by negotiation among the Company and the Representative. In determining such price, consideration was given to, among other things, the financial and operating history and trends of the Company, the experience of its management, the position of the Company in its industry, the Company's prospects and the Company's financial results. Additionally, consideration was given to the status of the securities markets, market conditions for new offerings of securities and the prices of similar securities of comparable companies. Bradford intends to act as a market maker with regard to the Common Stock.

     All of the Company's officers and directors, stockholders and holders of options on Option Shares have agreed with the Representative not to offer, sell, loan, pledge or otherwise dispose of or grant any options or other rights with respect to any shares of Common Stock or any securities that are convertible into, or exchangeable or exercisable for, Common Stock owned by them prior to the expiration of a period of 365 days following the date of this Prospectus, without the prior written consent of Bradford. Similarly, the Company has agreed generally that, for a period of 365 days after the date of this Prospectus, it will not, directly or indirectly, issue, offer, sell, grant options to purchase or otherwise dispose of any of its equity securities or any other securities convertible into or exchangeable or exercisable for its Common Stock or any other equity security, except that the Company may grant stock options under its Stock Plans and issue shares of Common Stock upon the exercise of options previously granted. Bradford does not presently intend to waive the Lock-up Agreements but may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the Lock-up Agreements. After such 365-day period, such persons will be entitled to sell, distribute or otherwise dispose of the Common Stock or options to acquire Common Stock, subject to the provisions of applicable securities laws. See "Shares Eligible for Future Sale."

     The Underwriting Agreement provides that the Company will indemnify the Underwriters and controlling persons, if any, against certain liabilities, including labilities under the Securities Act, or will contribute to payments that the Underwriters or any such controlling persons may be required to make in respect thereof.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the shares of Common stock are being passed upon for the Company by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia, special securities counsel to the Company. Certain legal matters will be passed upon for the Underwriters by Bass, Berry & Sims PLC, Nashville, Tennessee.

                                    EXPERTS

     The financial statements of Premier Orthodontic Group, Inc., US Orthodontic Care, Inc. and OrthAlliance, Inc. as of December 31, 1996 in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement, on Form S-1 (together with all exhibits, schedules and amendments relating thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the Commission. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the Registration Statement and the exhibits and schedules thereto can be obtained from the Public Reference Section of the Commission upon payment of prescribed fees. The Registration Statement, including the exhibits and schedules thereto, is also available on the Commission's Web site at http://www.sec.gov.
                                ---------------

     The Company intends to furnish its stockholders with annual reports containing financial statements audited by the Company's independent public accountants.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Unaudited Pro Forma Combined Financial Statements...........   F-2
  Unaudited Pro Forma Combined Balance Sheet as of December
     31, 1996...............................................   F-3
  Unaudited Pro Forma Combined Statement of Operations for
     the Year Ended December 31, 1996.......................   F-4
  Notes to Unaudited Pro Forma Combined Financial
     Statements.............................................   F-5
OrthAlliance, Inc.
  Report of Independent Public Accountants..................   F-7
  Balance Sheet as of December 31, 1996.....................   F-8
  Statement of Stockholders' Equity For the Period From
     Inception (October 21, 1996) to December 31, 1996......   F-9
  Notes to Financial Statements.............................  F-10
US Orthodontic Care, Inc.
  Report of Independent Public Accountants..................  F-11
  Balance Sheet as of December 31, 1996.....................  F-12
  Statement of Operations For the Period From Inception
     (February 7, 1996) to December 31, 1996................  F-13
  Statement of Shareholders' Deficit For the Period From
     Inception (February 7, 1996) to December 31, 1996......  F-14
  Statement of Cash Flows For the Period From Inception
     (February 7, 1996) to December 31, 1996................  F-15
  Notes to Financial Statements.............................  F-16
Premier Orthodontic Group, Inc.
  Report of Independent Public Accountants..................  F-20
  Balance Sheet as of December 31, 1996.....................  F-21
  Statement of Operations For the Period From Inception
     (November 26, 1996) to December 31, 1996...............  F-22
  Statement of Changes in Owners' Deficit For the Period
     From Inception (November 26, 1996) to December 31,
     1996...................................................  F-23
  Statement of Cash Flows For the Period From Inception
     (November 26, 1996) to December 31, 1996...............  F-24
  Notes to Financial Statements.............................  F-25

                               ORTHALLIANCE, INC.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     Simultaneously with and as a condition to the closing of the proposed public offering (the "Offering"), OrthAlliance, Inc. ("OrthAlliance") will acquire certain operating assets of separate orthodontic practices (collectively, the "Founding Practices") in exchange for cash and shares of Common Stock and enter into long-term management or consulting services agreements with the Founding Practices (the "Combination Transactions"). The number of shares of Common Stock issued in the Combination Transactions will depend on the Offering price of the Common Stock. As a result of a merger of Premier Orthodontic Group, Inc. ("Premier") and US Orthodontic Care, Inc. ("USOC") with and into OrthAlliance, effective prior to the closing of the Offering (the "Merger"), OrthAlliance succeeds to the rights of Premier and USOC under agreements with the Founding Practices.

     The following unaudited pro forma combined financial statements give effect to the Merger and the Combination Transactions, and are based upon the historical financial statements of OrthAlliance, Premier, USOC, and the Founding Practices as a group.

     The Unaudited Pro Forma Combined Statement of Operations gives effect to the Merger and the Combination Transactions as if such events had occurred on January 1, 1996. The Unaudited Pro Forma Combined Balance Sheet gives effect as if such events had occurred on December 31, 1996. The unaudited pro forma combined financial statements should be read in conjunction with other financial information, including the audited financial statements of USOC, Premier and OrthAlliance, included elsewhere in this Prospectus.

     The Company will not employ orthodontists or control the practice of orthodontics. As the Company will not be acquiring the future patient revenues earned by the Founding Practices, the Combination Transactions are not deemed to be business combinations. In accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 48, "Transfers of Nonmonetary Assets by Promoters or Shareholders," the Combination Transactions will be accounted for at the historical cost basis with the shares of common stock to be issued in those transactions being valued at the historical cost of the nonmonetary assets acquired net of liabilities assumed.

     The pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have been achieved if the Combination Transactions had been consummated at January 1, 1996, nor are they necessarily indicative of the future operating results of the Company. The unaudited pro forma combined financial information does not give effect to: (1) cost savings or integration which may result from the Combination Transactions; (2) acquisitions of practices which would have occurred during the year; or (3) the Offering (including net proceeds and cash payments to the Founding Practices) which will occur simultaneously with the Combination Transactions.

                               ORTHALLIANCE, INC.
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                               DECEMBER 31, 1996
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                            COMBINED                      PRO
                                                                            FOUNDING     PRO FORMA       FORMA
                                          ORTHALLIANCE    USOC    PREMIER   PRACTICES   ADJUSTMENTS     COMBINED
                                          ------------   ------   -------   ---------   -----------     --------
                                                     ASSETS
CURRENT ASSETS
  Cash and cash equivalents.............     $   --      $   60    $  --     $ 2,629     $ (2,629)(1)   $    60
  Patient receivables, net..............         --          --       --       4,019           --         4,019
  Unbilled patient receivables, net.....         --          --       --       3,319           --         3,319
  Deferred income taxes.................         --          --       --          --          950(3)        950
  Other current assets..................         --           2       --       2,372       (1,900)(1)       474
                                             ------      ------    -----     -------     --------       -------
         Total current assets...........         --          62       --      12,339       (3,579)        8,822
  Property, equipment and improvements,
    net.................................         --          27        5       6,290       (3,237)(1)     3,085
  Other assets..........................         --          --       --       1,433       (1,433)(1)     2,415
                                                                                            2,415(2)
                                             ------      ------    -----     -------     --------       -------
         Total assets...................     $   --      $   89    $   5     $20,062     $ (5,834)      $14,322
                                             ======      ======    =====     =======     ========       =======
                                             LIABILITIES AND EQUITY
CURRENT LIABILITIES
  Amounts drawn in excess of cash.......     $   --      $   --    $  --     $   573     $   (573)(1)   $    --
  Accounts payable and other current
    liabilities.........................         --         947      260         742         (742)(1)     1,207
  Due to related party..................         --         174       --          --           --           174
  Patient prepayments...................         --          --       --       1,138           --         1,138
  Deferred income taxes.................         --          --       --          --          215(3)        215
  Current portion of long-term debt and
    capital lease obligations...........         --          --       --       2,233           --         2,233
                                             ------      ------    -----     -------     --------       -------
         Total current liabilities......         --       1,121      260       4,686       (1,100)        4,967
  Long-term debt and capital lease
    obligations, less current portion...         --          --       --       3,578       (3,395)(1)       183
                                             ------      ------    -----     -------     --------       -------
         Total liabilities..............         --       1,121      260       8,264       (4,495)        5,150
                                             ------      ------    -----     -------     --------       -------
STOCKHOLDERS' EQUITY
  OrthAlliance, Inc.:
    Common Stock; no par value, [      ]
      shares authorized, 1 share issued
      and outstanding and [  ] issued
      and outstanding pro forma.........         --          --       --          --           --            --
    Additional paid-in capital..........         --          --       --          --        9,724(1)     12,219
                                                                                              735(3)
                                                                                            1,760(4)
    Warrants............................         --          --       --          --          340(4)        340
    Accumulated deficit.................         --          --       --          --       (3,387)(4)    (3,387)
  US Orthodontic Care, Inc.:
    Common Stock; no par value,
      10,000,000 shares authorized,
      2,195,214 shares issued and
      outstanding.......................         --          --       --          --           --            --
    Additional paid-in capital..........         --       1,760       --          --       (1,760)(4)        --
    Warrants............................         --         340       --          --         (340)(4)        --
    Accumulated deficit.................         --      (3,132)      --          --        3,132(4)         --
  Premier Orthodontic Group, Inc.:
    Owners' deficit.....................         --          --     (255)         --          255(4)         --
                                             ------      ------    -----     -------     --------       -------
         Total Stockholders' equity.....         --      (1,032)    (255)         --       10,459         9,172
  Owners' Equity........................         --          --       --      11,798      (11,798)(1)        --
                                             ------      ------    -----     -------     --------       -------
         Total liabilities and equity...     $   --      $   89    $   5     $20,062     $ (5,834)      $14,322
                                             ======      ======    =====     =======     ========       =======

  See accompanying notes to unaudited pro forma combined financial statements.

                               ORTHALLIANCE, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1996
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                     COMBINED                      PRO
                                                                     FOUNDING      PRO FORMA      FORMA
                                  ORTHALLIANCE    USOC     PREMIER   PRACTICES    ADJUSTMENTS    COMBINED
                                  ------------   -------   -------   ---------    -----------    --------
REVENUE
  Management service revenue....    $    --      $    --   $    --    $    --      $ 45,378(8)   $45,378
  Patient service revenue.......         --           --        --     61,043       (61,043)(9)       --
  Orthodontist compensation.....         --           --        --    (25,174)       25,174(9)        --
                                    -------      -------   -------    -------      --------      -------
          Net revenue...........         --           --        --     35,869         9,509       45,378
EXPENSE
  Direct expenses:
     Salaries, wages and
       benefits.................         --        1,878       240     15,271           871(5)    17,180
                                                                                     (1,080)(10)
     Orthodontic supplies and
       lab expenses.............         --           --        --      5,251            --        5,251
     Rent.......................         --           --        --      4,155            24(5)     4,179
     Advertising and
       marketing................         --           --        --      1,299           108(5)     1,407
                                    -------      -------   -------    -------      --------      -------
          Total direct
            expenses............         --        1,878       240     25,976           (77)      28,017
  General and administrative....         --          804        15      9,039            15(5)     9,873
  Depreciation and
     amortization...............         --           --        --        854            10(5)       864
                                    -------      -------   -------    -------      --------      -------
          Operating (loss)
            income..............         --       (2,682)     (255)        --         9,561        6,624
  Other income (expense):
     Interest income (expense),
       net......................         --           --        --       (341)          341(7)        --
     Postponed offering costs...         --         (450)       --         --           450(6)        --
     Other income...............         --           --        --        108          (108)(7)       --
     Gain on sale of assets.....         --           --        --        122            --          122
                                    -------      -------   -------    -------      --------      -------
          Income (loss) before
            provision for income
            taxes...............         --       (3,132)     (255)      (111)       10,244        6,746
Provision for income taxes......         --           --        --         --         2,563(11)    2,563
                                    -------      -------   -------    -------      --------      -------
Net income (loss)...............    $    --      $(3,132)  $  (255)   $  (111)     $  7,681      $ 4,183
                                    =======      =======   =======    =======      ========      =======
Net income per share............                                                                 $
                                                                                                 =======
Number of shares used in net
  income per share
  calculation(12)...............
                                                                                                 =======

See the accompanying notes to unaudited pro forma combined financial statements.

                               ORTHALLIANCE, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     The following is a summary of the adjustments reflected in the unaudited combined pro forma financial statements:

     (1)  Reflects the issuance of          shares of Common Stock of the
          Company in exchange for substantially all of the operating assets of the Founding Practices, and to remove certain assets, liabilities and owners' equity not purchased/assumed as part of the Combination
          Transactions, based on an assumed Offering price of $     . The
          Founding Practices have elected to receive from zero to twenty percent of their practice asset values in cash and the remainder in Common Stock. The assets purchased and liabilities assumed from the Founding Practices reflected herein are as follows:

          Patient receivables, net of allowances......................  $ 7,338
          Other current assets........................................      472
          Property, plant and improvements, net.......................    3,053
          Patient prepayments.........................................   (1,138)
          Current portion of long-term debt and capital lease
            obligations...............................................   (2,233)
          Long-term debt and capital lease obligations................     (183)
                                                                         -------

          This entry excludes cash to be paid to the Founding Practices of approximately $13,713 for the purchase of the practices' assets which will be paid out of the proceeds of the Offering.

     (2) Reflects the estimated amount of financing the Company will provide to the Founding Practices to refinance debt assumed in connection with the assets purchased by the Company, resulting in notes receivable equal to the debt assumed from the Founding Practices.

     (3) Reflects the establishment of deferred income taxes for the Company after the Combination Transactions.

     (4) Reflects the transfer of stockholders' equity and the accumulated deficit of USOC and Premier to OrthAlliance as part of the Merger.

     (5) Reflects the incremental costs associated with the Company providing management services to the Founding Practices in the first year of operations. Pro forma salaries, wages and benefits includes $1,909 related to management of OrthAlliance.

     (6) Eliminates one-time postponed offering costs of USOC. USOC incurred costs associated with a proposed initial public offering in 1996. Because this offering did not occur, USOC expensed those items. In 1997, the Company anticipates capitalizing the costs of the Offering as deferred issuance costs until the date of closing of the Offering.

     (7) Removes income and expense items of the Founding Practices which would not have been activity of the Company had the Combination Transactions occurred January 1, 1996.

     (8) Reflects management service fees of the Company calculated in accordance with the management service agreements anticipated to be entered into with the Founding Practices, as applied to the historical operating results of the individual Founding Practices for the year ended December 31, 1996. Management service revenue includes management fees and the reimbursed operating expenses of the Allied Practices. See "Managements Discussion and Analysis -- Overview."

     (9) Eliminates patient service revenue and orthodontist compensation at the Founding Practice level.

     (10) Reflects the elimination of a one-time compensation expense related to issuances of common stock of USOC to the founders.

     (11) Reflects federal and state income taxes using a 38% tax rate, assuming the Company is a C corporation after the Combination Transactions.

     (12) The number of shares used in the pro forma net income per share calculation are determined as follows:


Shares to be issued to effect the Merger....................
Shares to be issued in the Combination Transactions.........
Shares to be issued in the Offering.........................
Shares that would be outstanding if outstanding options were exercised and the proceeds were used to repurchase shares
  at the assumed initial public offering price..............
                                                              -----------
          TOTAL.............................................
                                                              ===========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To OrthAlliance, Inc.:

     We have audited the accompanying balance sheet of ORTHALLIANCE, INC. (a development-stage enterprise, a Delaware corporation, and formerly Premier Orthodontic Holdings, Inc.) as of December 31, 1996 and the related statement of stockholders equity for the period from inception (October 21, 1996) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OrthAlliance, Inc. as of December 31, 1996 and its operations from inception (October 21, 1996) to December 31, 1996 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Atlanta, Georgia
May 2, 1997

                               ORTHALLIANCE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                                 BALANCE SHEET
                               DECEMBER 31, 1996

ASSETS......................................................  $  0
                                                              ====

LIABILITIES.................................................  $  0
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS EQUITY:
  Common stock, .001 par value; 3,000 shares authorized and
     1 share issued and outstanding.........................     0
  Additional paid-in capital................................     0
                                                              ----
          Total liabilities and stockholders' equity........  $  0
                                                              ====

         The accompanying notes are an integral part of this statement.

                               ORTHALLIANCE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                        STATEMENT OF STOCKHOLDERS EQUITY
     FOR THE PERIOD FROM INCEPTION (OCTOBER 21, 1996) TO DECEMBER 31, 1996

                                                                       ADDITIONAL       TOTAL
                                                              COMMON    PAID-IN     STOCKHOLDERS'
                                                              STOCK     CAPITAL        EQUITY
                                                              ------   ----------   -------------
INITIAL INVESTED CAPITAL (OCTOBER 21, 1996).................    0          $0            $0
  Subscription receivable...................................    0           0             0
                                                                --         --            --
STOCKHOLDERS EQUITY AT DECEMBER 31, 1996....................    0          $0            $0
                                                                ==         ==            ==

         The accompanying notes are an integral part of this statement.

                               ORTHALLIANCE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1.  BUSINESS AND ORGANIZATION

     OrthAlliance, Inc. (the "Company") (formerly known as Premier Orthodontic Holdings, Inc.) was formed to create a leading provider of practice management services to orthodontic practices in the United States. As a result of a planned merger of US Orthodontic Care, Inc. ("USOC") and Premier Orthodontic Group, Inc. ("Premier") with and into the Company, the Company will succeed to the rights of USOC and Premier in connection with management agreements and with respect to the purchase agreements that USOC and Premier had with certain orthodontic practices. As a result, the Company has entered into definitive agreements to acquire, simultaneous with an initial public offering (the "Offering"), the assets and certain liabilities of the founding orthodontic practices. The Company will affiliate with orthodontic practices pursuant to long-term management services or consulting agreements and will generate revenue by providing management, marketing, and development services to these practices. The Company has had no operations to date, and the financial statements have been prepared on the basis that the proposed transaction will occur, although no assurance can be made that the proposed transaction will be completed or that the Company will be successful in completing planned future acquisitions. The Company intends to expand through the acquisition of management rights to practices throughout the United States. In order to expand, the Company will need further acquisition financing in the form of debt or equity financing. There can be no assurance that such financing will be available.

     Pursuant to the merger agreement between USOC, Premier, and the Company, respectively, all of the outstanding stock of USOC and Premier will be converted to common stock of the Company.

     As of December 31, 1996, the Company will receive $.01 per share for the 1 share of stock issued in 1996. This amount has been recorded as a subscription receivable in the accompanying statement of stockholders equity.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ACCOUNTING PRONOUNCEMENTS

     The Company anticipates that the Emerging Issues Task Force of the Financial Accounting Standards Board will be evaluating certain matters relating to the physician practice management industry. The Company expects this evaluation will include a review of accounting for business combinations. The Company is unable to predict the impact, if any, that this review may have on the Company's acquisition strategy, allocation of purchase price related to acquisitions, and amortization life assigned to intangible assets.

3.  COMMITMENTS AND CONTINGENCIES

     The Company will be subject to certain government regulation at the federal and state levels. In compliance with certain regulatory requirements, the Company will not control the practice of orthodontics. There can be no assurance that the legality of any long-term management services agreements that will be entered into will not be successfully challenged. There also can be no assurance that the laws and regulations of states in which the Company will maintain operations will not change or be interpreted in the future to restrict or further restrict the Company's relationships with orthodontists.

     The Company's orthodontists may be subject to several legal liability suits while under management contracts with the Company. The Company will not control the orthodontists; however, the Company intends to acquire liability insurance for itself.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To US Orthodontic Care, Inc.:

     We have audited the accompanying balance sheet of US ORTHODONTIC CARE, INC. (a development-stage enterprise and a Georgia corporation) as of December 31, 1996 and the related statements of operations, shareholders' deficit, and cash flows for the period from inception (February 7, 1996) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of US Orthodontic Care, Inc. as of December 31, 1996 and the results of its operations and its cash flows for the period from inception (February 7, 1996) to December 31, 1996 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Atlanta, Georgia
April 4, 1997

                           US ORTHODONTIC CARE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                                 BALANCE SHEET
                               DECEMBER 31, 1996

                                 ASSETS
CURRENT ASSETS:
  Cash......................................................  $    59,940
  Other current assets......................................        2,250
                                                              -----------
          Total current assets..............................       62,190
                                                              -----------
PROPERTY AND EQUIPMENT, at cost.............................       29,441
  Less accumulated depreciation.............................       (2,786)
                                                              -----------
          Property and equipment, net.......................       26,655
                                                              -----------
          Total assets......................................  $    88,845
                                                              ===========

                  LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable..........................................  $   847,203
  Accrued salaries..........................................      100,000
  Due to related party......................................      173,754
                                                              -----------
          Total current liabilities.........................    1,120,957
                                                              -----------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' DEFICIT:
  Common stock; no par value; 10,000,000 shares authorized,
     2,195,214 shares issued and outstanding................            0
  Additional paid-in capital................................    1,760,000
  Warrants..................................................      339,750
  Deficit accumulated during the development stage..........   (3,131,862)
                                                              -----------
          Total shareholders' deficit.......................   (1,032,112)
                                                              -----------
          Total liabilities and shareholders' deficit.......  $    88,845
                                                              ===========

         The accompanying notes are an integral part of this statement.

                           US ORTHODONTIC CARE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                            STATEMENT OF OPERATIONS
     FOR THE PERIOD FROM INCEPTION (FEBRUARY 7, 1996) TO DECEMBER 31, 1996

REVENUES....................................................  $         0
EXPENSES:
  Salaries, wages, and benefits.............................   (1,878,205)
  General and administrative................................   (1,253,657)
                                                              -----------
          Total expenses....................................   (3,131,862)
                                                              -----------
NET LOSS....................................................  $(3,131,862)
                                                              ===========
NET LOSS PER COMMON SHARE...................................  $     (1.52)
                                                              ===========
WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT
  SHARES OUTSTANDING........................................    2,060,981
                                                              ===========

         The accompanying notes are an integral part of this statement.

                           US ORTHODONTIC CARE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                       STATEMENT OF SHAREHOLDERS' DEFICIT
     FOR THE PERIOD FROM INCEPTION (FEBRUARY 7, 1996) TO DECEMBER 31, 1996

                                                                    DEFICIT
                                                                  ACCUMULATED
                                   COMMON STOCK      ADDITIONAL   DURING THE                   TOTAL
                                ------------------    PAID IN     DEVELOPMENT              SHAREHOLDERS'
                                 SHARES     AMOUNT    CAPITAL        STAGE      WARRANTS      DEFICIT
                                ---------   ------   ----------   -----------   --------   -------------
BALANCE AT FEBRUARY 7, 1996...          0     $0     $        0   $         0   $      0    $         0
  Common stock issued to
     Incorporator.............  1,576,714      0        400,000             0          0        400,000
  Common stock issued to
     directors and
     consultants..............    495,000      0        742,500             0          0        742,500
  Common stock issued to
     investors................    123,500      0        617,500             0          0        617,500
  Warrants granted to
     consultants..............          0      0              0             0    339,750        339,750
  Net loss....................          0      0              0    (3,131,862)         0     (3,131,862)
                                ---------     --     ----------   -----------   --------    -----------
BALANCE AT DECEMBER 31,
  1996........................  2,195,214     $0     $1,760,000   $(3,131,862)  $339,750    $(1,032,112)
                                =========     ==     ==========   ===========   ========    ===========

         The accompanying notes are an integral part of this statement.

                           US ORTHODONTIC CARE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                            STATEMENT OF CASH FLOWS
     FOR THE PERIOD FROM INCEPTION (FEBRUARY 7, 1996) TO DECEMBER 31, 1996

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(3,131,862)
                                                              -----------
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation...........................................        2,786
     Compensation expense related to stock grants and
      warrants..............................................    1,080,000
     Changes in assets and liabilities:
       Other assets.........................................       (2,250)
       Accounts payable.....................................      847,203
       Accrued salaries.....................................      100,000
       Due to Incorporator..................................      173,754
                                                              -----------
          Total adjustments.................................    2,201,493
                                                              -----------
          Net cash used in operating activities.............     (930,369)
                                                              -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................      (29,441)
                                                              -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Common stock issued to Incorporator.......................      400,000
  Common stock issued to investors..........................      617,500
  Warrants granted to consultants...........................        2,250
                                                              -----------
          Net cash provided by financing activities.........    1,019,750
                                                              -----------
NET CHANGE IN CASH..........................................       59,940
CASH, beginning of period...................................            0
                                                              -----------
CASH, end of period.........................................  $    59,940
                                                              ===========

         The accompanying notes are an integral part of this statement.

                           US ORTHODONTIC CARE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1.  BUSINESS AND ORGANIZATION

     US Orthodontic Care, Inc. ("USOC" or the "Company") was incorporated as a Georgia corporation on February 7, 1996 to effect the combination of the operations of orthodontic practice entities. USOC plans to combine with Premier Orthodontic Group, Inc. ("Premier") under a newly formed holding company, OrthAlliance, Inc. ("OrthAlliance"). Although USOC has not conducted any operations to date, other than the initial capitalization and expenses incurred in connection with the combination of the operations of orthodontic practice entities and a proposed initial public offering (the "Offering"), it has entered into agreements to acquire, simultaneous with and as a condition to the consummation of the Offering, certain assets and liabilities of established orthodontic practices ("Founding Practices"). These agreements and the rights thereto are being acquired by OrthAlliance pursuant to the merger of USOC and Premier with and into OrthAlliance. The financial statements have been prepared on the basis that the proposed transaction will occur, although no assurance can be made that the proposed transaction will be completed or that OrthAlliance will be successful in completing planned future acquisitions of orthodontic practices.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Deferred Issuance Costs

     The Company incurred costs associated with a proposed initial public offering of $450,000 in 1996. As this offering did not occur, the Company expensed those items. In 1997, the Company anticipates capitalizing the costs of the new proposed offering as deferred issuance costs until the date of the Offering.

  Property and Equipment

     Property and equipment are stated at cost, less accumulated deprecation. Depreciation is provided using the straight-line method over the assets' estimated useful lives of five to seven years.

     Property and equipment consisted of the following at December 31, 1996:

Computer equipment..........................................  $15,932
Furniture and fixtures......................................   13,509
                                                              -------
                                                               29,441
  Less accumulated depreciation.............................   (2,786)
                                                              -------
                                                              $26,655
                                                              =======

  Fair Value of Financial Instruments

     The carrying values of cash and accounts payable approximate their fair values principally because of the short-term maturities of these instruments.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                           US ORTHODONTIC CARE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Revenue Recognition

     Revenue from managing the practices on a national basis will be recognized on a monthly basis as the services are provided. Each practice will pay a management fee as specified in the management services contract based on a percentage of annual patient service revenues on an accrual basis.

  Per Share Data

     Net loss per share is calculated using the weighted average number of common shares outstanding during the period. The net loss per share for the period from inception (February 7, 1996) to December 31, 1996 was based on the weighted average number of common shares outstanding. Pursuant to Securities and Exchange Commission Staff Accounting Bulletins ("SAB"), common stock and common stock equivalents issued at prices below the expected public offering price during the twelve month period prior to the filing of the registration statement must be included in the calculation as if they were outstanding for all periods presented prior to the Offering, regardless of whether they are antidilutive. Therefore, the effect of the shares and options issued twelve months prior to the Offering is included in the weighted average number of common and common equivalent shares outstanding.

  Accounting Pronouncements

     The Company anticipates that the Emerging Issues Task Force of the Financial Accounting Standards Board will be evaluating certain matters relating to the physician practice management industry. The Company expects this evaluation will include a review of accounting for business combinations. The Company is unable to predict the impact, if any, that this review may have on the Company's acquisition strategy, allocation of purchase price related to acquisitions, and amortization life assigned to intangible assets.

     On January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." At December 31, 1996, the Company had no significant long-lived assets. Under SFAS No. 121, the Company will analyze intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If this review indicates that the carrying amount of the asset may not be recoverable, as determined based on the undiscounted cash flows of the operations acquired over the remaining amortization period, the carrying value of the asset will be reduced to fair value. Among the factors that the Company will continually evaluate are unfavorable changes in each orthodontic group's relative market share and local market competitive environment, current period and forecasted operating and cash flow levels of the orthodontic group and the impact on the management fee earned by the Company, and legal factors governing the practice of orthodontics.

3.  SHAREHOLDERS' DEFICIT

     In April 1996, 1,576,714 shares of common stock were issued at a total price of $400,000 to Dr. Robert N. Pickron (the "Incorporator"). Management believes that the $.2537 per share received in consideration for those shares represented the fair value of the shares at that date. On June 10, 1996, an additional 495,000 shares were issued to certain consultants of the Company in consideration for services provided to that date. Management believes that the fair value of the shares issued at that date, as calculated for compensation expense, was $1.50 per share. The fair value of these shares was recorded as compensation expense of $742,500 and is included in salaries, wages and benefits in the accompanying statement of operations.

     On October 23, 1996, USOC offered 400,000 shares of common stock to affiliates of anticipated Founding Practices and other investors through a private placement memorandum ("PPM") at a price of $5 per share. As of December 31, 1996, 123,500 shares were issued under the PPM for net proceeds of $617,500.

                           US ORTHODONTIC CARE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     On February 4, 1997, the Company offered the shares not sold in the PPM discussed above (276,500 shares) at $5 per share through a second PPM to affiliates of anticipated Founding Practices and other investors.

4.  INCOME TAXES

     As reflected in the accompanying statement of operations, the Company incurred a loss from operations during the period from inception (February 7, 1996) to December 31, 1996. Due to the limited operations of the Company since its inception and the pending Offering, a valuation allowance has been recorded to fully reserve for the deferred tax benefits generated from tax deferred issuance costs. There is no significant difference in the tax and book bases of the Company's assets or liabilities that would give rise to deferred tax balances.

5.  RELATED-PARTY TRANSACTIONS

     The Incorporator of USOC funded expenses of USOC from the date of inception through the end of the year, as only a portion of the funds provided from the PPM was available for use prior to year-end. Of the amount funded by the Incorporator, $173,754 is included in a current liability on the accompanying balance sheet and was reimbursed by USOC after December 31, 1996. The remaining amount funded by the Incorporator ($400,000) was used to purchase common stock and is included in additional paid-in capital on the accompanying balance sheet.

6.  WARRANTS

     At December 31, 1996, the Company has warrants outstanding to directors and consultants of the Company to purchase 225,000 shares of common stock at the initial public offering price. The warrants expire five years from the effective date of the Offering. The fair market value of these warrants of $337,500 was recorded as salaries, wages and benefits in the accompanying statement of operations.

7.  COMMITMENTS AND CONTINGENCIES

     The Company has agreed to issue nonqualified options to certain Founding Practices owners and consultants. As of December 31, 1996, no options had been granted. The Company anticipates that, upon or shortly after the consummation of the Offering, it will grant options to purchase approximately 230,000 shares of common stock. All but 50,000 of these options will be granted with an exercise price per share equal to the initial public offering price. The 50,000 will be granted with an exercise price per share equal to $.01 per share. The Company will record compensation expense on these options in the first quarter of 1997.

     The Company will establish a stock option plan for employees prior to the Offering. All options issued under this plan will be accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and any required compensation expense on these options will be recorded at the date of grant. The Company will provide the pro forma disclosure of net income and earnings per share in the notes to the financial statements as if the fair value-based method of accounting had been applied to awards as required by SFAS No. 123, "Accounting for Stock-Based Compensation." The Company anticipates issuing approximately 90,000 options prior to the Offering at the initial public offering price.

     The Company has granted warrants to purchase shares of common stock to certain interested parties as part of the Offering. Additionally, the Company has agreed to pay approximately $400,000 to certain consultants upon successful completion of the Offering.

     OrthAlliance will be subject to certain government regulation at the federal and state levels. In compliance with certain regulatory requirements, OrthAlliance will not control the practice of orthodontists. Long-term service and consulting services agreements may be challenged by certain states as to their legality. There also can

                           US ORTHODONTIC CARE, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

be no assurance that the laws and regulations of states in which OrthAlliance will maintain operations will not change or be interpreted in the future to restrict OrthAlliance's relationships with orthodontists.

8.  PLANNED ACQUISITIONS OF FOUNDING PRACTICES

     OrthAlliance plans to complete the transfer of certain assets of the Founding Practices (the "Transfers") concurrently with the Offering. The Founding Practices will receive shares of common stock and cash as consideration in the Transfers. Additionally the selling orthodontists' professional corporations, professional associations, or other entities (collectively, the "PCs") will enter into 20-year service agreements with OrthAlliance. The service agreements may be terminated by either party only for cause. The orthodontists will work for the PCs; therefore, OrthAlliance will not employ orthodontists or control the practice of orthodontics. OrthAlliance will receive a management fee for the services provided. This management fee is based on the profitability of the individual practices and is based on a percentage of annual accrual patient service revenue or a flat fee with annual incremental increases. Each of the founding practices is considered a promoter as defined in rule 1-02 of Regulation S-X.

     As OrthAlliance will not be acquiring the future patient service revenues earned by the individual orthodontic practices, the Transfers are not deemed to be business combinations. In accordance with the SAB No. 48, "Transfers of Nonmonetary Assets by Promoters of Shareholders," the acquired nonmonetary assets and assumed liabilities will be accounted for on the historical cost basis of the Founding Practices.

     The selling orthodontists will generally retain the liabilities of their respective practices although certain liabilities will be purchased by OrthAlliance. Certain capital lease obligations will be assumed by OrthAlliance.

     The management service revenues that will be earned by OrthAlliance, subsequent to the Transfers and execution of the service agreements are based on various arrangements. In general, the resulting fee will be based on the accrual patient service revenue of the practice. OrthAlliance's standard form of service agreement will be applied to all practices operating in locations where it is not prohibited by law or governmental regulation. In those instances where this contract may not be permitted, an alternative form of consulting and business services agreement will be used.

     Patient service revenues are derived from orthodontic care provided to patients under contract terms agreed to by the patient or other responsible parties. The contracts vary by practice and by patient, and service generally extends over an 18- to 24-month period. Revenue is recognized as the services are performed, with approximately 20% being recognized at the time of initial treatment. The balance of the contract revenue is realized evenly over the remaining contract period. The 20% estimated cost at the initial treatment date is based on the estimated costs incurred by the practice at that time as compared to the total costs of providing the contracted services. Additionally, the 20% estimated revenue at the initial treatment date is consistent with industry standards and includes the estimated costs of diagnosis and treatment plan development, initial treatment by orthodontic personnel, orthodontic supplies, and associated administrative services. For the year ended December 31, 1996, the Founding Practices had accrual patient service revenue of approximately $42,105,000.

     The difference in the timing of the recognition of patient service revenues and cash collections results in (i) unbilled receivables in instances where recognition of revenues precedes the patient's payment plan and (ii) patient prepayments when payments are made on a more accelerated basis than revenues are earned.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Premier Orthodontic Group, Inc.:

     We have audited the accompanying balance sheet of PREMIER ORTHODONTIC GROUP, INC. (a development-stage enterprise and a Delaware corporation) as of December 31, 1996 and the related statement of operations, owners' deficit, and cash flows for the period from inception (November 26, 1996) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Premier Orthodontic Group, Inc. as of December 31, 1996 and the results of its operations and its cash flows for the period from inception (November 26, 1996) to December 31, 1996 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Atlanta, Georgia
April 11, 1997

                        PREMIER ORTHODONTIC GROUP, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                                 BALANCE SHEET
                               DECEMBER 31, 1996

                                ASSETS
CURRENT ASSETS:
  Cash......................................................  $       0
                                                              ---------
PROPERTY AND EQUIPMENT, at cost.............................      4,971
  Less accumulated depreciation.............................       (166)
                                                              ---------
     Property and equipment, net............................      4,805
                                                              ---------
          Total assets......................................  $   4,805
                                                              =========
                    LIABILITIES AND OWNERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable and accrued liabilities..................  $  20,241
  Accrued consulting fees...................................    239,735
                                                              ---------
          Total current liabilities.........................    259,976
COMMITMENTS AND CONTINGENCIES
OWNERS' DEFICIT.............................................   (255,171)
                                                              ---------
          Total liabilities and owners' deficit.............  $   4,805
                                                              =========

         The accompanying notes are an integral part of this statement.

                        PREMIER ORTHODONTIC GROUP, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                            STATEMENT OF OPERATIONS
     FOR THE PERIOD FROM INCEPTION (NOVEMBER 26, 1996) TO DECEMBER 31, 1996

REVENUES....................................................  $      0
                                                              --------
EXPENSES:
  Consulting fees...........................................   239,735
  General and administrative................................    15,436
                                                              --------
          Total expenses....................................   255,171
                                                              --------
NET LOSS....................................................  $255,171
                                                              ========

         The accompanying notes are an integral part of this statement.

                        PREMIER ORTHODONTIC GROUP, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                    STATEMENT OF CHANGES IN OWNERS' DEFICIT
     FOR THE PERIOD FROM INCEPTION (NOVEMBER 26, 1996) TO DECEMBER 31, 1996

INITIAL INVESTED CAPITAL (NOVEMBER 26, 1996)................  $       0
  Owners' deficit...........................................   (255,171)
                                                              ---------
OWNERS' EQUITY (DEFICIT) AT DECEMBER 31, 1996...............  $(255,171)
                                                              =========

         The accompanying notes are an integral part of this statement.

                        PREMIER ORTHODONTIC GROUP, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                            STATEMENT OF CASH FLOWS
     FOR THE PERIOD FROM INCEPTION (NOVEMBER 26, 1996) TO DECEMBER 31, 1996

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(255,171)
                                                              ---------
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation...........................................        166
     Changes in assets and liabilities:
       Accounts payable and accrued liabilities.............     20,241
       Accrued consulting fees..............................    239,735
                                                              ---------
          Total adjustments.................................    260,142
                                                              ---------
          Net cash provided in operating activities.........      4,971
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................     (4,971)
                                                              ---------
NET CHANGE IN CASH..........................................          0
CASH, beginning of period...................................          0
                                                              ---------
CASH, end of period.........................................  $       0
                                                              =========

         The accompanying notes are an integral part of this statement.

                        PREMIER ORTHODONTIC GROUP, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1. BUSINESS AND ORGANIZATION

     Premier Orthodontic Group, Inc., a Delaware corporation ("Premier" or the "Company"), was incorporated on January 30, 1997. Premier Orthodontic Ventures, LLC ("Premier LLC"), formed on November 26, 1996, incurred certain expenses on behalf of the Company from November 26, 1996 to January 30, 1997. Upon the incorporation of the Company on January 30, 1997, the Company reimbursed the expenses incurred by Premier LLC on behalf of the Company from the proceeds of the loan discussed in Note 7. The accompanying financial statements have been prepared based on the expenses incurred by Premier LLC on behalf of the Company from November 26, 1996 to December 31, 1996. The Company was incorporated to effect the combination of the operations of orthodontic entities. Premier plans to combine with US Orthodontic Care, Inc. under a newly formed holding company, OrthAlliance, Inc. ("OrthAlliance"). Although Premier has not conducted any operations to date, other than the initial capitalization and expenses incurred in connection with the combination of the operations of orthodontic entities and a proposed public offering (the "Offering"), it has entered into agreements to acquire, simultaneous with and as a condition to the consummation of the Offering, certain assets and liabilities of established orthodontic practices ("Founding Practices"). These agreements and the rights thereto are being acquired by OrthAlliance pursuant to the merger of USOC and Premier with and into OrthAlliance. The financial statements have been prepared on the basis that the proposed transaction will occur, although no assurance can be made that the proposed transaction will be completed or that OrthAlliance will be successful in completing planned future acquisitions of orthodontic practices.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Deferred Issuance Costs

     In 1997, the Company anticipates capitalizing the costs of the proposed Offering as deferred issuance costs until the date of the Offering.

  Property and Equipment

     Property and equipment are stated at cost, less accumulated deprecation. Depreciation is provided using the straight-line method over the assets' estimated useful lives of five to seven years.

     The detail of property and equipment at December 31, 1996 is as follows:

     Computer equipment..........................................  $4,971
       Less accumulated depreciation.............................    (166)
                                                                   ------
                                                                   $4,805
                                                                   ======

  Fair Value of Financial Instruments

     The carrying values of financial instruments approximate their fair values principally because of the short-term maturities of these instruments.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        PREMIER ORTHODONTIC GROUP, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Revenue Recognition

     Revenue from managing the practices on a national basis will be recognized on a monthly basis as the services are provided. Each practice will pay a management fee as specified in the management services contract based on a percentage of annual patient service revenues on an accrual basis.

  Per Share Data

     Net loss per share is calculated using the weighted average number of common and common equivalent shares outstanding during the period. The net loss per share for the period from inception (November 26, 1996) to December 31, 1996 was based on the weighted average number of common shares outstanding. Pursuant to Securities and Exchange Commission Staff Accounting Bulletins ("SAB"), common stock and common stock equivalents issued at prices below the expected public offering price during the twelve month period prior to the filing of the registration statement must be included in the calculation as if they were outstanding for all periods presented prior to the Offering, regardless of whether they are antidilutive. Therefore, the effect of the shares and options issued twelve months prior to the Offering is included in the weighted average number of common and common equivalent shares outstanding.

  Accounting Pronouncements

     The Company anticipates that the Emerging Issues Task Force of the Financial Accounting Standards Board will be evaluating certain matters relating to the physician practice management industry. The Company expects this evaluation will include a review of accounting for business combinations. The Company is unable to predict the impact, if any, that this review may have on the Company's acquisition strategy, allocation of purchase price related to acquisitions, and amortization life assigned to intangible assets.

     On November 26, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." At December 31, 1996, the Company had no significant long-lived assets. Under SFAS No. 121, the Company will analyze intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If this review indicates that the carrying amount of the asset may not be recoverable, as determined based on the undiscounted cash flows of the operations acquired over the remaining amortization period, the carrying value of the asset will be reduced to fair value. Among the factors that the Company will continually evaluate are unfavorable changes in each orthodontic group's relative market share and local market competitive environment, current period and forecasted operating and cash flow levels of the orthodontic group and the impact on the management fee earned by the Company, and legal factors governing the practice of orthodontics.

3.  INCOME TAXES

     As reflected in the accompanying statement of operations, the Company incurred a loss from operations during the period from inception (November 26, 1996) to December 31, 1996. Due to the limited operations of the Company since its inception and the pending Offering, a valuation allowance has been recorded to fully reserve for the deferred tax benefits generated from tax deferred issuance costs. There is no significant difference in the tax and book bases of the Company's assets or liabilities that would give rise to deferred tax balances.

4.  RELATED-PARTY TRANSACTIONS

     The incorporators of Premier funded expenses of Premier from the date of inception through the end of the year. Of the amount funded by the founders, $17,630 is reflected as a current liability on the accompanying balance sheet and was reimbursed by Premier after year-end.

                        PREMIER ORTHODONTIC GROUP, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5.  COMMITMENTS AND CONTINGENCIES

     The Company has agreed to pay certain consultants approximately $500,000 upon successful completion of the Offering. The Company anticipates that, upon or shortly before the consummation of the Offering, it will grant options to purchase approximately 200,000 shares of Common Stock at the initial public offering price.

     OrthAlliance will be subject to certain government regulation at the federal and state levels. In compliance with certain regulatory requirements, OrthAlliance will not control the practice of orthodontists. Long-term service and consulting services agreement may be challenged by certain states as to their legality. There also can be no assurance that the laws and regulations of states in which OrthAlliance will maintain operations will not change or be interpreted in the future to restrict OrthAlliance's relationships with orthodontists.

6.  PLANNED TRANSFERS OF ASSETS OF FOUNDING PRACTICES

     OrthAlliance plans to complete the transfer of certain assets of the Founding Practices (the "Transfer") concurrently with the Offering. The Founding Practices will receive shares of common stock and cash as consideration in the Transfers. Additionally, the selling orthodontists' professional corporations, professional associations, or other entities (collectively, the "PCs") will enter into 20-year service agreements with OrthAlliance. The service agreements may be terminated by either party only for cause. The orthodontists will work for the PCs; therefore, OrthAlliance will not employ orthodontists or control the practice of orthodontics. OrthAlliance will receive a management fee for the services provided. This management fee is based on the profitability of the individual practices and is based on a percentage of annual accrual patient service revenue or a flat fee with annual incremental increases. Each of the founding practices is considered a promoter as defined in rule 1-02 of Regulation S-X.

     As OrthAlliance will not be acquiring the future patient service revenues earned by the individual orthodontic practices, the Transfers are not deemed to be business combinations. In accordance with the SAB No. 48, "Transfers of Nonmonetary Assets by Promoters of Shareholders," the acquired nonmonetary assets and assumed liabilities will be accounted for on the historical cost basis of the Founding Practices.

     The selling orthodontists will generally retain the liabilities of their respective practices although certain liabilities will be purchased by OrthAlliance. Certain capital lease obligations will be assumed by OrthAlliance.

     The management service revenues that will be earned by OrthAlliance, subsequent to the Transfers and execution of the service agreements are based on various arrangements. In general, the resulting fee will be based on the accrual patient service revenue of the practice. OrthAlliance's standard form of service agreement will be applied to all practices operating in locations where it is not prohibited by law or governmental regulation. In those instances where this contract may not be permitted, an alternative form of consulting and business services agreement will be used.

     Patient service revenues are derived from orthodontic care provided to patients under contract terms agreed to by the patient or other responsible parties. The contracts vary by practice and by patient, and service generally extends over an 18- to 24-month period. Revenue is recognized as the services are performed, with approximately 20% being recognized at the time of initial treatment. The balance of the contract revenue is realized evenly over the remaining contract period. The 20% estimated cost at the initial treatment date is based on the estimated costs incurred by the practice at that time as compared to the total costs of providing the contracted services. Additionally, the 20% estimated revenue at the initial treatment date is consistent with industry standards and includes the estimated costs of diagnosis and treatment plan development, initial treatment by orthodontic personnel, orthodontic supplies, and associated administrative services. For the year ended December 31, 1996, the Founding Practices had accrual patient service revenue of approximately $18,938,000.

     The difference in the timing of the recognition of patient service revenues and cash collections results in (i) unbilled receivables in instances where recognition of revenues precedes the patient's payment plan and (ii) patient prepayments when payments are made on a more accelerated basis than revenues are earned.

                        PREMIER ORTHODONTIC GROUP, INC.
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

7.  SUBSEQUENT EVENTS

     In January 1997, Premier LLC loaned the Company $1,050,000. The Company will pay the total amount of the loan to Premier LLC of $1,050,000 in cash, plus accrued interest at prime plus 1% from the proceeds of the Offering.

======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES OF COMMON STOCK OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     6
The Company...........................    11
Use of Proceeds.......................    11
Dividend Policy.......................    12
Dilution..............................    12
Capitalization........................    13
Selected Financial Data...............    14
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    15
Business..............................    18
Management............................    27
Certain Transactions..................    31
Principal Stockholders................    32
Description of Capital Stock..........    34
Shares Eligible for Future Sale.......    37
Underwriting..........................    39
Legal Matters.........................    40
Experts...............................    41
Additional Information................    41
Index to Financial Statements.........   F-1

  UNTIL           , 1997 (FOR 25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

======================================================
======================================================
                                            SHARES
                               LOGO ORTHALLIANCE

                                  COMMON STOCK
                              -------------------
                                   PROSPECTUS
                              -------------------
                               J.C.BRADFORD & CO.
                                           , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table itemizes the expenses of this Offering to be incurred by the Company in connection with this registration statement, other than underwriting discounts and commissions. All the amounts shown are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market Application and Listing Fee.

SEC Registration Fee........................................  $
Nasdaq National Market Application and Listing Fee..........
NASD Filing Fee.............................................
Blue Sky Fees and Expenses..................................
Accounting Fees and Expenses................................
Legal Fees and Expenses.....................................
Printing and Engraving Costs................................
Transfer Agent Fees and Expenses............................
Miscellaneous...............................................
                                                              ----
          Total.............................................  $
                                                              ====

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Section 145 of the Delaware General Corporation Law (the "DGCL"), a corporation may indemnify any of its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with a threatened, pending or completed action, suit or proceeding brought against him by reason of the fact that he is or was a director or officer (i) if any such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and (ii) in connection with any criminal action or proceeding if such person had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, however, Section 145 provides that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the corporation unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in review of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     The Certificate provides that no director of the Company shall be liable for breach of fiduciary duty as a director except for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) for willful or negligent violations of certain provisions of the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends; or (iv) any transaction from which the director derived an improper personal benefit. Pursuant to the Company's Certificate and Bylaws, the Company is obligated to indemnify each of its directors and officers to the fullest extent permitted by the DGCL. In addition, the Bylaws obligate the Company to purchase and maintain insurance on behalf of any director or officer of the Company against any liability asserted against and incurred by such director or officer, whether or not the Company would have the power to indemnify such officer or director against such liability under the provisions of the DGCL.

     The Underwriting Agreement will provide for the indemnification by the Underwriters of the Company, each of the Company's directors, each of the Company's officers who signs this Registration Statement and each person who controls the Company within the meaning of the Securities Act, solely with respect to information provided by the Underwriters for inclusion in this Registration Statement.

     The Company intends to obtain insurance which provides general coverage for its directors and executive officers in amounts to be determined. In addition, the Company intends to obtain insurance coverage for its directors and executive officers in amounts to be determined with respect to the Offering.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     The following information relates to securities of the Company issued or sold within the past three years which were not registered under the Securities
Act:

          (i) In October, 1996, the Company issued one share of Common Stock to Sam Westover for $.01 per share;

          (ii) Effective prior to the completion of the Offering, Premier Orthodontic Group, Inc. ("Premier") and US Orthodontic Care, Inc. ("USOC") will merge with and into the Company. As a result of the merger, holders of
     Premier common stock will receive      shares of Common Stock of the
     Company and holders of USOC Common Stock will receive      shares of Common
     Stock of the Company;

          (iii) Simultaneously with the completion of this Offering, the Company
     will issue           shares of its Common Stock in connection with the
     acquisition of the practice management or consulting rights to and certain assets of the Founding Practices.

     Each of these transactions was completed without registration of the relevant security under the Securities Act in reliance upon the exemptions provided by Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder on the basis that such transactions did not involve a public offering, the purchasers were sophisticated with access to the kind of information registration would provide and that such purchasers acquired such securities without a view toward the distribution thereof.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

EXHIBIT
NUMBER       DESCRIPTION
-------      -----------
 1.1*   --   Form of Underwriting Agreement
 2.1*   --   Agreement and Plan of Merger between OrthAlliance, USOC and
             Premier dated                       , 1997.
 2.2    --   Form of Purchase and Sale Agreement between OrthAlliance and
             Founding Practices.
 2.3    --   Form of Agreement and Plan of Reorganization between
             OrthAlliance and Founding Practices.
 2.4*   --   Form of Purchase and Sale of Stock Agreement between
             OrthAlliance and Founding Practices.
 3.1*   --   Amended and Restated Certificate of Incorporation of the
             Company.
 3.2*   --   Amended and Restated Bylaws of the Company.
 4.1*   --   Form of certificate evidencing ownership of Common Stock of the Company.
 5.1*   --   Opinion of Nelson Mullins Riley & Scarborough, L.L.P.
             regarding legality.
10.1    --   Form of Service Agreement between OrthAlliance and Founding
             Practices.
10.2    --   Form of Consulting and Business Service Agreement between
             OrthAlliance and Founding Practices.
10.3*   --   1997 Non-Employee Director Stock Option Plan.
10.4*   --   1997 Employee Stock Option Plan.
10.5*   --   Employment Agreement between the Company and Sam Westover.
10.6*   --   Consulting Agreement between the Company and Jonathan
             Wilfong.
10.7*   --   Employment Agreement between the Company and Craig Hethcox.
10.8    --   Form of Employment Agreement between Allied Orthodontist and practice ownership entity.
10.9    --   Letter Agreement dated April 18, 1997 between the Company
             and Robert S. Chilton.
21.1*   --   List of subsidiaries of OrthAlliance.
23.1*   --   Consent of Nelson Mullins Riley & Scarborough, L.L.P.
             (contained in Exhibit 5.1 hereto).

EXHIBIT
NUMBER       DESCRIPTION
-------      -----------
23.2    --   Consent of Arthur Andersen LLP Independent Public
             Accountants.
24      --   Power of Attorney (included in signature page)
27.1    --   Financial Data Schedule (for SEC use only).
99.1*   --   Consent of Drs. Durbin and Schmidt to serve as directors.

---------------

* To be filed by amendment.

     (b) Financial Statement Schedules

     All schedules are omitted since the required information is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the financial statements and notes hereto.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Representative to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

          2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 14, 1997.

                                          OrthAlliance, Inc.

                                          By:         /s/ SAM WESTOVER
                                            ------------------------------------
                                                        Sam Westover
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Sam Westover and Jonathan E. Wilfong, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in any and all capacities and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement and any registration statement relating to the same Offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and any and all instruments or documents filed as part of or in connection with this Registration Statement, the amendments thereto or a related registration statement pursuant to Rule 462(b), and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, may do or cause to be done by virtue hereof.

                        NAME                                          TITLE                      DATE
                        ----                                          -----                      ----

                  /s/ SAM WESTOVER                       Chief Executive Officer,            May 14, 1997
-----------------------------------------------------      President and Director
                    Sam Westover                           (principal executive officer)

                /s/ ROBERT S. CHILTON                    Chief Financial Officer             May 14, 1997
-----------------------------------------------------      (principal financial and
                  Robert S. Chilton                        accounting officer)

               /s/ JONATHAN E. WILFONG                   Director                            May 14, 1997
-----------------------------------------------------
                 Jonathan E. Wilfong

                                                         Director
-----------------------------------------------------
             Randall K. Bennett, D.D.S.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER       DESCRIPTION                                                   PAGE
-------      -----------                                                   ----
 1.1*   --   Form of Underwriting Agreement..............................
 2.1*   --   Agreement and Plan of Merger between OrthAlliance, USOC and
             Premier dated                       , 1997. ................
 2.2    --   Form of Purchase and Sale Agreement between OrthAlliance and
             Founding Practices. ........................................
 2.3    --   Form of Agreement and Plan of Reorganization between
             OrthAlliance and Founding Practices. .......................
 2.4*   --   Form of Purchase and Sale of Stock Agreement between
             OrthAlliance and Founding Practices. .......................
 3.1*   --   Amended and Restated Certificate of Incorporation of the
             Company. ...................................................
 3.2*   --   Amended and Restated Bylaws of the Company. ................
 4.1*   --   Form of certificate evidencing ownership of Common Stock of the Company. ...............................................
 5.1*   --   Opinion of Nelson Mullins Riley & Scarborough, L.L.P.
             regarding legality. ........................................
10.1    --   Form of Service Agreement between OrthAlliance and Founding
             Practices. .................................................
10.2    --   Form of Consulting and Business Service Agreement between
             OrthAlliance and Founding Practices. .......................
10.3*   --   1997 Non-Employee Director Stock Option Plan. ..............
10.4*   --   1997 Employee Stock Option Plan. ...........................
10.5*   --   Employment Agreement between the Company and Sam
             Westover. ..................................................
10.6*   --   Consulting Agreement between the Company and Jonathan
             Wilfong. ...................................................
10.7*   --   Employment Agreement between the Company and Craig
             Hethcox. ...................................................
10.8    --   Form of Employment Agreement between Allied Orthodontist and practice ownership entity. .................................
10.9    --   Letter Agreement dated April 18, 1997 between the Company
             and Robert S. Chilton. .....................................
21.1*   --   List of subsidiaries of OrthAlliance. ......................
23.1*   --   Consent of Nelson Mullins Riley & Scarborough, L.L.P.
             (contained in Exhibit 5.1 hereto). .........................
23.2    --   Consent of Arthur Andersen L.L.P. Independent Public
             Accountants. ...............................................
24      --   Power of Attorney (included in signature page). ............
27.1    --   Financial Data Schedule (for SEC use only). ................
99.1*   --   Consent of Drs. Durbin and Schmidt to serve as directors....

---------------

* To be filed by amendment.